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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
XCEL ENERGY INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/x/	No fee required.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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March 15, 2001

Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders of Xcel Energy Inc. on Wednesday, April 25, 2001, at 10:00 a.m., at the Minneapolis Convention Center, Exhibit Hall 2, 1301 Second Avenue South, Minneapolis, Minnesota.

    The matters to be voted on at the meeting are described in the Notice of Annual Meeting of Shareholders and Proxy Statement on the following pages. In addition to these matters, we will also report on our current operations and on our future plans. After the voting, you will have an opportunity to ask questions.

    We are pleased to inform you that again this year there are three methods available for voting your proxy. You can mail your proxy form, or you can vote by telephone or over the Internet. Instructions for voting by telephone or the Internet are included on the proxy form.

    Whether or not you plan to attend the Annual Meeting, please vote your proxy promptly. Your voice is important, regardless of the number of shares you hold.

    If you plan to attend the Annual Meeting, please bring the admission ticket attached to the enclosed proxy form. A complimentary parking pass with parking location instructions is also attached to the proxy form. Refreshments will be served from 8:45-9:45 a.m. and Xcel's Reddy Kilowatt and Reddy Flame will be available for photographs with shareholders.

    Our annual meetings are helpful in maintaining communications and understanding between our Board of Directors and shareholders. We hope you will join us.

Sincerely,

James J. Howard
Chairman

XCEL ENERGY INC.

(a Minnesota Corporation)

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

     The Annual Meeting of Shareholders of XCEL ENERGY INC., a Minnesota corporation, will be held on Wednesday, April 25, 2001, at 10:00 a.m., at the Minneapolis Convention Center, Exhibit Hall 2, 1301 Second Avenue South, Minneapolis, Minnesota for the following purposes:

  (1)
  To elect 5 directors to Class III until the Annual Meeting of Shareholders in 2004;

  (2)
  To vote on a shareholder proposal entitled, "A Resolution Concerning Xcel Energy's Corporate Practices" if properly presented at the meeting; and

  (3)
  To transact such other business as may properly come before the meeting or any adjournment thereof.

    Shareholders who own stock at the close of business on March 1, 2001, will be entitled to notice of, and to vote at, this Annual Meeting.

Minneapolis, Minnesota March 15, 2001	By order of the Board of Directors

Cathy J. Hart Secretary

PLEASE REMEMBER TO VOTE YOUR PROXY

XCEL ENERGY INC.
800 Nicollet Mall, Suite 3000
Minneapolis, Minnesota 55402-2023
 PROXY STATEMENT

Introduction

    Your Board of Directors is sending you this proxy statement in connection with the solicitation of your proxy for use at the Annual Meeting. When you vote by proxy, you appoint Edward J. McIntyre, Gary R. Johnson and Cathy J. Hart as your representatives at the Annual Meeting. Edward J. McIntyre, Gary R. Johnson and Cathy J. Hart will vote your shares, as you have instructed them on the proxy form, at the Annual Meeting. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the meeting, it is a good idea to vote by proxy in advance of the meeting just in case your plans change.

    If an issue comes up for vote at the meeting that is not covered by your proxy, Edward J. McIntyre, Gary R. Johnson and Cathy J. Hart will vote your shares, under your proxy, in accordance with their best judgment.

Voting Procedures; Revocation of Proxy

    You may vote by mail, in person, by telephone or by the Internet. To vote by mail, simply complete and sign the proxy form and mail it in the enclosed, prepaid and preaddressed envelope. If you mark your voting instructions on the proxy form, your shares will be voted as you instruct. If you return a signed form but do not provide voting instructions, your shares will be voted FOR the named nominees and AGAINST the shareholder proposal.

    If you wish to vote in person, we will pass out written ballots at the meeting. If you hold your shares in street name (i.e., they are held by your broker in an account for you), you must request a legal proxy from your broker in order to vote at the meeting.

    If you wish to vote by telephone or the Internet, please follow the instructions included on the enclosed proxy form. If you vote by telephone or the Internet, it is not necessary to mail in your proxy form. Telephone and Internet voting is also available to shareholders who hold their shares in the Direct Purchase Plan (DPP) or one of our employee savings or stock ownership plans.

    If you change your mind after voting your proxy, you can revoke your proxy and change your vote at any time before the polls close at the meeting. You can revoke your proxy by either signing another proxy with a later date, voting a second time by telephone or by the Internet, or voting again at the meeting. Alternatively, you may provide a written statement to the Company (attention, Cathy J. Hart, Secretary) of your intention to revoke your proxy.

Record Date; Number of Votes

    If you owned shares of the Company's stock at the close of business on March 1, 2001, you are entitled to vote at the meeting.

    If you owned common stock, you are entitled to one vote per common share upon each matter presented at the Annual Meeting. If you owned preferred stock (other than the $3.60 Series), you also are entitled to one vote per share of preferred stock upon each matter presented at the Annual Meeting. If you owned shares of the $3.60 Series of preferred stock, you are entitled to three votes per share of $3.60 Series preferred upon each matter presented at the Annual Meeting.

    On March 1, 2001, there were 341,938,312 shares of common stock, 275,000 shares of $3.60 Series preferred stock and 774,800 shares of other Xcel preferred stock outstanding. No person holds of record or, to our knowledge, beneficially owns more than 5% of any class of our outstanding voting securities.

Expenses of Proxy Solicitation

    We will pay all costs associated with preparing, assembling and mailing the proxy materials and proxy statements. We also will reimburse brokers, nominees, fiduciaries and other custodians for their expenses in forwarding proxy materials to shareholders. Officers and other employees of the Company may solicit proxies by mail, personal interview and/or telephone. In addition, we have retained Beacon Hill Partners, Inc. to assist in the solicitation of proxies, at a fee of approximately $4,500 plus associated costs and expenses. Our employees will not receive any additional compensation for soliciting proxies.

Mailing of Proxy Statement and Annual Report

    This proxy statement, the enclosed proxy materials and our Annual Report to Shareholders for the year 2000 were mailed on or about March 15, 2001 to all of our shareholders who owned stock on March 1, 2001.

Voting of Shares Held under ESOP or DPP

    If you are a participant in one of our employee savings or stock ownership plans, you will receive a voting directive for shares allocated to your account. The Trustee will vote such shares as instructed by you in your voting directive. If you do not return a voting directive, the Trustee will vote your allocated shares, along with all unallocated shares held, in the same proportion that all allocated shares are voted.

    If you are a participant in our DPP, your proxy form will include the shares held on your behalf under the DPP and such shares will be voted in accordance with your proxy vote. If you do not vote your proxy, your shares in the DPP will not be voted.

Voting of Shares Held in Street Name by Your Broker

    Brokerage firms have authority under New York Stock Exchange rules to vote customers' unvoted shares on certain "routine" matters, including the election of directors. If you do not vote your proxy, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the meeting. When a brokerage firm votes its customers' unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. A brokerage firm, however, cannot vote customers' unvoted shares on non-routine matters. Accordingly, these shares (sometimes referred to as broker non-votes) are considered not entitled to vote on non-routine matters, rather than as a vote against the matter.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

General Information

    Our Bylaws provide that the Board of Directors must consist of at least seven, but no more than fifteen directors, as determined by the Board. The size of the Board was set at 14 directors in connection with the August 18, 2000 merger (the "Merger") of Northern States Power Company, a Minnesota corporation ("NSP"), and New Century Energies, Inc., a Delaware corporation ("NCE"), in which the surviving corporation was renamed Xcel Energy Inc. The Board of Directors is divided into three classes, with each class as nearly equal in number as possible. Each class has a staggered term of office so that one class of directors will be elected at each annual meeting for a term of three years. In connection with the Merger, the number of directors on Xcel Energy's Board of Directors was increased from 8 to 14. All of the NSP directors at the time of the Merger continued their terms and became members of Xcel Energy's Board of Directors, and Wayne H. Brunetti, Roger R. Hemminghaus, A. Barry Hirschfeld, C. Coney Burgess, Albert F. Moreno, Rodney E. Slifer and W. Thomas Stephens (all former directors of NCE) joined the Xcel Energy Board of Directors. For three years after the Merger, the remaining designees of NSP will designate any replacement for a director designated by NSP who declines or is unable to serve as a director of Xcel Energy, and the remaining designees of NCE will designate any replacement for a director designated by NCE who declines or is unable to serve as a director of Xcel Energy.

    At the Annual Meeting, the following five individuals are the nominees to be elected to the Board of Directors to serve in Class III until the Annual Meeting of Shareholders in the year 2004 and until their successors are elected and have qualified: David A. Christensen, Albert F. Moreno, Dr. Margaret R. Preska, Rodney E. Slifer and W. Thomas Stephens. Each of these nominees is currently a director of the Company whose term is scheduled to expire at this Annual Meeting.

    Each of the nominees has indicated a willingness to serve. Should any of the nominees become unavailable prior to this Annual Meeting, your proxy will be voted for such person or persons as shall be recommended by a proxy committee appointed by the Board.

    Any shareholder may make recommendations to the Compensation and Nominating Committee for membership on the Board of Directors by sending a written statement of the qualifications of the recommended individual to the Secretary of the Company at 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota 55402-2023.

    You are entitled to vote cumulatively for the election of directors. This means that you are entitled to a number of votes equal to the number of votes entitled to be cast with respect to the shares held by you multiplied by the number of directors to be elected. You may cast all your votes for one nominee or distribute your votes among the nominees in that particular class. The election of each director shall be decided by plurality vote. This means that the individuals receiving the most votes in that class (up to the number to be elected) will be elected. As a result, any shares not voted for a director (whether by withholding authority or otherwise) will have no impact on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes. With respect to the election of the nominated directors, the persons named as proxies reserve the right to cumulate votes represented by proxies which they receive and to distribute such votes among one or more of the nominees at their discretion.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES NAMED BELOW.

CLASS III — Nominees for Terms Expiring in 2004

Director since 1976
David A. Christensen, age 65, served as President and Chief Executive Officer of Raven Industries, Inc., a diversified manufacturer of plastics, electronics and special-fabric products in Sioux Falls, South Dakota, from 1971 until his retirement in August 2000 and continues as a director. He has been associated with Raven Industries since 1962, and also worked at John Morrell & Co. and served in the U.S. Army Corps of Engineers.
   He received his bachelors degree in industrial engineering from South Dakota State University, which later honored him with its distinguished engineer, distinguished service, and distinguished alumni awards. In 2000, Mr. Christensen received the Sioux Falls Development Foundation's Spirit of Sioux Falls award. Inducted into the South Dakota Hall of Fame in 1998, Christensen was presented with the Executive of the Year Award by Sales and Marketing Executives, Inc. of Sioux Falls, South Dakota in 1993, and was USD's South Dakotan of the Year in 1985.
   Mr. Christensen also serves as a director of Wells Fargo & Co, San Francisco, California; Beta Raven, Inc., St. Louis, Missouri; and Medcomp Software, Inc., Colorado Springs, Colorado.
A strong advocate for his community and state, he has served in many volunteer activities. He is a past director of the South Dakota Symphony and Sioux Falls Downtown Development Corp., as well as a past chairman of the Sioux Empire United Way.

Director since 2000

Albert F. Moreno, age 57, is Senior Vice President and General Counsel of Levi Strauss & Co. (LS&CO.), a brand name apparel manufacturer. Mr. Moreno is directly responsible for LS&CO.'s legal and brand protection affairs and oversees the company's global security department. He has held this position since 1996. Mr. Moreno joined LS&CO. in 1978 as Assistant General Counsel.
   In addition to his work with LS&CO., Mr. Moreno is a member of the Rosenberg Foundation and the Levi Strauss Foundation. He serves on the board of trustees for the Tomas Rivera Policy Institute, the Mexican Museum, the National Association of Latino Elected and Appointed Officials (NALEO) Education Fund, and the American Corporate Counsel Association (ACCA). He served on the NCE Board from 1999 until the completion of the Merger.
Mr. Moreno received a bachelor's degree in economics from San Diego State University in 1966 and a masters degree in Latin American Economic Studies from the Universidad de Madrid in 1967. In 1970, he received his law degree from the University of California at Berkeley School of Law.

Director since 1980

Dr. Margaret R. Preska, age 62, is the President Emerita, Minnesota State University, Mankato and Distinguished Service Professor, Minnesota State Universities. Dr. Preska served as founding campus CEO at Zayed University, Abu Dhabi, United Arab Emirates from 1998 to 2000. She was President of Minnesota State University, Mankato, from 1979 until 1992. She had served as its Vice President for Academic Affairs and Equal Opportunity Officer from 1975 until 1979. She previously was academic dean, instructor, assistant and associate professor of history and government at LaVerne College in LaVerne, California.
   Dr. Preska earned a bachelor of science degree at SUNY Brockport, where she graduated summa cum laude. She earned a masters at The Pennsylvania State University, a Ph.D. at Claremont Graduate University, and further studied at Manchester College of Oxford University.
She is a member of Women Directors and Officers in Public Utilities. She served as national President of Camp Fire Boys and Girls, Inc. from 1985 until 1987. She is a charter member of the Board of Directors of Executive Sports, Inc., a division of Golden Bear International, and serves on the Board of Directors of Milkweed Editions. She is affiliated with several organizations, including the Retired Presidents Association of the American Association of State Colleges and Universities, the St. Paul/Minneapolis Committee on Foreign Relations, Rotary, Minnesota Women's Economic Roundtable, the American Historical Association and Horizon 100.

CLASS III — Nominees for Terms Expiring in 2004

Director since 2000

Rodney E. Slifer, age 66, is a Partner in Slifer, Smith & Frampton, a diversified real estate company in Vail, Colorado. He has held this position since 1989.
Mr. Slifer served on the NCE Board from 1997 until the completion of the Merger and on the Public Service Company of Colorado (PSCo) Board since 1988. In addition, he currently is a director of Alpine Banks of Colorado, a position he has held since 1983. He is Vice President and a board member of the Vail Valley Foundation and a director of Colorado Open Lands. Mr. Slifer also is a member of the Board of Governors of the University of Colorado Real Estate Center and a member of the University of Colorado Foundation Board of Directors.

Director since 2000

W. Thomas Stephens, age 58, recently retired as President and CEO of MacMillan Bloedel Ltd., a forest products and building materials company with headquarters in Vancouver, British Columbia. He served as Chairman, President and CEO of Johns Manville, an international manufacturing and natural resources company located in Denver, Colorado, until August 1996.
Mr. Stephens served on the NCE Board from 1997 until the completion of the Merger and on the PSCo Board since 1989. He is on the Boards of Directors of TransCanada Pipeline, Norske Skog Canada Ltd., Qwest Communications International Inc., Mail-Well Inc., and The Putnam Funds. He received his B.S. and M.S. degrees in industrial engineering from the University of Arkansas.

CLASS II — Directors whose Terms Expire in 2003

Director since 2000

Wayne H. Brunetti, age 58, is President and Chief Executive Officer of Xcel Energy Inc. and has served as such since the completion of our Merger on August 18, 2000. From March 1, 2000 until the completion of the Merger, he served as Chairman, President and Chief Executive Officer of NCE and as a director and officer of several of NCE's subsidiaries.
   From August 1997 until March 1, 2000, Mr. Brunetti was Vice Chairman, President and Chief Operating Officer of NCE. Before the merger of PSCo and Southwestern Public Service Company (SPS) to form NCE, Mr. Brunetti was President and CEO of PSCo. He joined PSCo in July 1994 as President and Chief Operating Officer. In January 1996, he added the title of CEO.
   Mr. Brunetti is the former President and CEO of Management Systems International, a Florida management consulting firm that he founded in 1991. Prior to that, he was Executive Vice President of Florida Power & Light Company.
   Mr. Brunetti has been active in various professional and civic groups. He currently serves on the executive committee and board of the Edison Electric Institute (EEI). He also serves on the board of Medic Alert Foundation, Western Energy Supply and Transmission (WEST) Associates, and Mountain States Employers Council. He is currently serving as chairman of the 2000 Mile High United Way campaign, on the board of advisors of the University of Colorado at Denver and on the labor relations committee of the Chamber of Commerce of the United States of America. He is past chairman of the board of the Colorado Association of Commerce and Industry and served on the Colorado Renewable Energy Task Force, an appointment made by former Governor Roy Romer.
Mr. Brunetti holds a bachelor of science degree in business administration from the University of Florida, and he is a graduate of the Harvard Business School's Program for Management Development.

Director since 1997

Giannantonio Ferrari, age 61, was named Chief Operating Officer and Executive Vice President of Honeywell International Inc., a worldwide supplier of control technology for home, business and avionics, in December 1999. Prior to that he was the President and Chief Operating Officer of Honeywell Inc. from 1997 through December 1999 when it merged with AlliedSignal Inc. based in Morristown, New Jersey.
   Mr. Ferrari joined Honeywell in 1965 when it started its direct operations in Italy and the Mediterranean area. Through 1980 he held a variety of management positions in that area. He then moved to Brussels, Belgium in 1981 to become Controller & Director of Distribution for Honeywell Europe and Vice President of Finance & Administration in 1985.
   In 1988 Mr. Ferrari was appointed as Vice President for Western & Southern Europe, and in 1992 he was promoted to President, Honeywell Europe, Middle East & Africa.
Mr. Ferrari is on the Board of Directors of Honeywell International Inc. and the Board of Directors, National Association of Manufacturers, and on the Board of Governors, National Electrical Manufacturers Association.

CLASS II — Directors whose Terms Expire in 2003

Director since 2000

Roger R. Hemminghaus, age 64, is Chairman Emeritus of Ultramar Diamond Shamrock Corp., a large independent refining, pipeline and marketing company. He retired as Chairman of the Board in January 2000 and as Chief Executive Officer in January 1999. In December 1996, Mr. Hemminghaus became Chairman and CEO of Ultramar Diamond Shamrock Corporation following the merger of Diamond Shamrock, Inc. and Ultramar Corporation. Prior to the merger, Mr. Hemminghaus was Chairman, CEO and President of Diamond Shamrock, Inc. He started his career in the energy industry in 1962 as an engineer for Exxon, USA, after serving four years as a naval officer involved in nuclear power development.
   Mr. Hemminghaus served as a Director of NCE from 1997 until the completion of the Merger and on the SPS Board from 1994 until 1997. He is on the Boards of Directors of Luby's, Inc., CTS Corporation, Southwest Research Institute, Tandy Brands Accessories Incorporated, and billserv.com, Inc. He is former Chairman of the Federal Reserve Bank of Dallas and former Chairman of the National Petrochemicals and Refiners Association. He is Chairman of the Board of Regents of Texas Lutheran University; he serves on the National Executive Board of the Boy Scouts of America and serves on various other non-profit association boards.
Mr. Hemminghaus is a 1958 graduate of Auburn University, receiving a B.S. degree in chemical engineering and has done graduate work in business and nuclear engineering.

Director since 1991

Douglas W. Leatherdale, age 64, is Chairman and Chief Executive Officer of The St. Paul Companies, Inc., a worldwide property and liability insurance organization, having served in such capacity since 1990. Mr. Leatherdale joined The St. Paul Companies in 1972 and has held numerous executive positions with the Company, including President, Executive Vice President and Senior Vice President of Finance. Before joining The St. Paul Companies, Mr. Leatherdale was employed by the Lutheran Church of America in Minneapolis where he served as Associate Executive Secretary on the Board of Pensions. Prior to his four years at the Lutheran Church of America, he served as Investment Analyst Officer at Great West Life Assurance Company in Winnipeg.
   A native of Canada, Mr. Leatherdale attended United College in Winnipeg and later completed additional studies at Harvard Business School and the University of California-Berkeley.
Mr. Leatherdale also serves as a director of The John Nuveen Company and United HealthCare Corporation. He is also Chairman of the Board of Directors of the Minnesota Orchestral Association, past Chairman of the University of Minnesota Foundation, past Chairman of the American Insurance Association and a trustee of Carleton College. He is a member of the Twin City Society of Security Analysts and the Financial Executives Institute.

Director since 1985

A. Patricia Sampson, age 52, currently operates The Sampson Group, Inc., a management development and strategic planning consulting business. Prior to that she served as a consultant with Dr. Sanders and Associates, a management and diversity consulting company. Prior to her current endeavors, Ms. Sampson served as Chief Executive Officer of the Greater Minneapolis Area Chapter of the American Red Cross from July 1993 until January 1, 1995. She also previously served successively as Executive Director from October 1986 until July 1993, Assistant Executive Director-Services (April 1985), and Assistant Manager (July 1984) of the Greater Minneapolis Area Chapter. Prior to the above, she served as the Director of Service to Military Families and Veterans and Director of Disaster Services for the St. Paul Area Chapter of the American Red Cross.
   Ms. Sampson received a masters degree from the University of Pennsylvania and a bachelors degree from Youngstown State University.
She is a member of the Utility Women's Conference. She is active in Christian education. She previously served on the David W. Preus Leadership Award Sponsoring Council as well as on the boards of the Greater Minneapolis Area United Way, Minneapolis Urban League, the Minnesota Orchestral Association, and the Minnesota Women's Economic Roundtable.

CLASS I — Directors whose Terms Expire in 2002

Director since 2000

C. Coney Burgess, age 63, is Chairman of the Board of Herring Bancorp, a national bank holding company based in Vernon, Texas. He is also Chairman of the Board of Herring Bancshares, Inc., a holding company in Oklahoma. He has served as Chairman of Herring Bancorp and Herring Bancshares since 1992. Mr. Burgess is Chairman/President of Burgess-Herring Ranch Company, a position he has held since 1974, and Chain-C, Inc., an agricultural firm with operations in the Texas Panhandle. He is President of Monarch Trust Company in Amarillo, Texas, and a director of the Herring National Bank. He served on the NCE Board from 1997 until the completion of the Merger and on the SPS Board from 1994 to 1997.
   Mr. Burgess is past President of Texas and Southwestern Cattle Raisers Association in Fort Worth, Texas, and is a director of the American Quarter Horse Association, Cattlemans Beef Board, National Cattlemans Beef Association and Panhandle Livestock Association. He is on the board of overseers and the board of endowment of the Ranching Heritage Association at Texas Tech University in Lubbock, Texas.
   Mr. Burgess is past Chairman of the Board of Cal Farley's Boys Ranch and Affiliates; a board member of the Boys Ranch Foundation; past President of the Amarillo Symphony; past President of the Amarillo Downtown Rotary; a trustee of Marine Military Academy; and an advisory board member for Texas Tech University, College of Agricultural Sciences, Lubbock, Texas.
Mr. Burgess received his B.S. and B.A. from Mississippi State University and attended law school at the University of Mississippi.

Director since 2000

A. Barry Hirschfeld, age 58, is President of A. B. Hirschfeld Press, Inc., a commercial printing company. He has held this position since 1984. He is the third generation to head this family-owned business, which was founded in 1907. He received his M.B.A. from the University of Denver and a B.S. in business administration from California State Polytechnic University.
   Mr. Hirschfeld served on the NCE Board from 1997 until the completion of the Merger and on the PSCo Board from 1988 to 1997. He serves on the Boards of Directors of the Boettcher Foundation; Mountain States Employers Council, where he is immediate past chairman; the Denver Area Council of Boy Scouts of America; the Rocky Mountain Multiple Sclerosis Center; Colorado's Ocean Journey; the Cherry Creek Arts Festival; Up with People; and the National Jewish Center. He also serves on the Advisory Board of the Harvard University Divinity School Center for Values in Public Life.
Mr. Hirschfeld is Vice President of the Mile Hi Stadium Club, a member of the One Hundred Club of Denver; Colorado Concern, where he serves on the executive committee; and Denver Mayor Wellington Webb's Advisory Committee. He is past board Chairman and lifetime board member of the Denver Metro Convention and Visitors Bureau and past Chairman of the Denver Art Museum.

CLASS I — Directors whose Terms Expire in 2002

Director since 1987

James J. Howard, age 65, is Chairman of Xcel Energy Inc. and has served in that capacity since the completion of the Merger. From December 1, 1994 until the completion of the Merger, he served as Chairman, President and Chief Executive Officer of NSP. He earned a bachelor's degree from the University of Pittsburgh, and in 1969 was awarded a Sloan Fellowship to Massachusetts Institute of Technology where he received his master of science degree in 1970. Before joining NSP as president and CEO in 1987, Mr. Howard was President and Chief Operating Officer of Ameritech, the Chicago-based parent of the Bell companies serving Illinois, Indiana, Michigan, Ohio and Wisconsin. Prior to that, he served as Chairman and CEO of Wisconsin Bell.
   Mr. Howard is also Chairman of the Federal Reserve Bank of Minneapolis, a director of Ecolab Inc., Honeywell International Inc. and Walgreen Co. He is also on the Board of Visitors for the University of Pittsburgh, Joseph M. Katz Graduate School of Business in Pittsburgh, Pennsylvania.
In addition, Mr. Howard serves as director of the Minnesota Business Partnership, the MEDA Advisory Board, Capital City Partnership, and the Minnesota Center for Corporate Responsibility, and is a senior member of The Conference Board, Inc. He is Chairman and a director of the Danny Thompson Memorial Leukemia Foundation, and is on the board of advisors for Com-Net Ericsson. He is a member of the International Energy Agency Coal Industry Advisory Board in Paris, France; a director of the Nuclear Energy Institute and the Edison Electric Institute; and Chairman of the Association of Edison Illuminating Companies, Inc.

Director since 1999

Allan L. Schuman, age 66, is Chairman of the Board and Chief Executive Officer and a director of Ecolab Inc. in St. Paul, Minnesota. Ecolab develops and manufactures cleaning, sanitizing, and maintenance products for the hospitality, institutional, and industrial markets.
   Mr. Schuman joined Ecolab in 1957, and became Vice President, Institutional, Marketing and National Accounts in 1972. In 1985 he was named Executive Vice President and in 1988, President, Ecolab Services Group. He was promoted to President and Chief Operating Officer of Ecolab in August 1992, and named President and Chief Executive Officer in March 1995.
Mr. Schuman serves as a director of the Soap and Detergent Association, National Association of Manufacturers, American Marketing Association Services Council, Hazelden Foundation, the Ordway Music Theatre and the Guthrie Theatre, and chairs the Capital City Partnership. He is also a Trustee of the Culinary Institute of America and of the National Education Foundation of the National Restaurant Association, and a member of the Board of Overseers of Carlson School of Management at the University of Minnesota.

Information Concerning the Board of Directors

Director Meetings

    In 2000, there were 4 meetings of the Board of Directors of NSP, prior to the Merger and its name change to Xcel Energy, and 4 meetings of the Board of Directors of Xcel Energy. Each director attended at least 75% of the meetings of the Board and Committees on which such director served during 2000. The Corporate Management, Audit, Power Supply and Finance Committees of NSP met 1, 2, 1, and 2 times respectively during 2000. The Compensation and Nominating, Audit, Operations and Nuclear and Finance Committees of Xcel Energy each met twice during 2000.

Committees of the Xcel Energy Board

    There are four committees of the Xcel Energy Board of Directors whose duties and responsibilities are described below.

Name of Committee and Members	Functions of the Committee
Compensation and Nominating W. Thomas Stephens(1) C. Coney Burgess David A. Christensen A. Barry Hirschfeld Douglas W. Leatherdale A. Patricia Sampson	• Determines Board organization, selects director nominees and sets director compensation
• determines senior management compensation
• reviews corporate structure and policies with respect to
• human resource policies
• corporate ethics
• long range planning and strategy
Audit Roger R. Hemminghaus(1) Giannantonio Ferrari Albert F. Moreno Margaret R. Preska Allan L. Schuman Rodney E. Slifer
• Reviews auditing activities by internal and external auditors
• reviews financial reporting, internal controls and accounting policies and practices
• reviews matters affecting protection and recovery of assets of the Company
Operations and Nuclear David A. Christensen(1) Giannantonio Ferrari Roger R. Hemminghaus Albert F. Moreno A. Patricia Sampson Rodney E. Slifer
• Oversees all generation requirements (nuclear, hydro, coal, alternative)
• oversees bulk power supply planning
• oversees major power supply facility construction and budgets
• monitors nuclear plant safety, reliability and operation
• oversees environmental policy
Finance Douglas W. Leatherdale(1) C. Coney Burgess A. Barry Hirschfeld Margaret R. Preska Allan L. Schuman W. Thomas Stephens
• Oversees corporate capital structure and budgets
• oversees financial plans and dividend policies
• recommends dividends
• oversees insurance coverage and banking relationships
• oversees investor relations
• oversees mergers and acquisitions
• oversees dedicated funds, including ERISA plans and nuclear decommissioning fund
• oversees risk management

(1)
Chairperson

Director Compensation

    Xcel Energy, NCE and NSP each awarded its employees no separate compensation for service as a director. During 2000, the Xcel Energy directors who are former non-employee directors of NCE received $55,000 from NCE; committee chairs received an additional $2,750 from NCE for their services. Xcel Energy directors who are former non-employee directors of NSP each received from NSP a discretionary award of $20,800 in March 2000, a retainer of $29,250, and a fee of $1,200 for each Board and committee meeting attended. Committee chairs received an additional $2,250 from NSP for their services during 2000. After the Merger, Xcel Energy directors each received a fourth quarter retainer of $6,100 and $1,200 for each Board and committee meeting attended. Committee chairs received an additional retainer of $750. Each Xcel Energy director also received a grant of stock equivalent units under the Stock Equivalent Plan for Non-Employee Directors, which was established in 1996 and is described below.

    We established a Stock Equivalent Plan for Non-Employee Directors (the "Stock Equivalent Plan") to more closely align directors' interests with those of our shareholders. Under the Stock Equivalent Plan, directors may receive an annual award of stock equivalent units with each unit having a value equal to one share of common stock of the Company. Stock equivalent units do not entitle a director to vote and are only payable as a distribution of whole shares of the Company's common stock upon a director's termination of service. The stock equivalent units fluctuate in value as the value of common stock of the Company fluctuates. Additional stock equivalent units are accumulated upon the payment of and at the same value as dividends declared on common stock of the Company. On September 27, 2000, non-employee directors of Xcel Energy who had been directors of NSP each received an award of 1184.211 stock equivalent units totaling approximately $31,500 in cash value. On September 28, 2000, non-employee directors of Xcel Energy who had been directors of NCE each received an award of 1162.628 stock equivalent units totaling approximately $31,500 in cash value. Additional stock equivalent units were accumulated during 2000 as dividends were paid on common stock of the Company. The number of stock equivalents for each non-employee director is listed in the share ownership chart which is set forth below.

    Directors also may participate in a deferred compensation plan which provides for deferral of director retainers and meeting fees until after retirement from the Board of Directors. A director may defer director retainer and meeting fees into the Stock Equivalent Plan. A director who elects to defer compensation under this plan receives a premium of 20% of the compensation that is deferred.

Share Ownership of Directors, Nominees and Named Executive Officers

    The following table lists the beneficial ownership of Xcel Energy common stock owned as of January 31, 2001, by (i) Xcel Energy's directors and nominees, (ii) the executive officers named in the Summary Compensation Table that follows and (iii) all the directors and executive officers of Xcel Energy as a group; none of these individuals owned more than .26% of Xcel Energy's common stock. None of these individuals owns any shares of Xcel Energy Preferred Stock.

Name of Beneficial Owner	Common Stock	Stock Equivalents(1)	Acquirable Within 60 Days(2)	Restricted Stock	Total
Wayne H. Brunetti	59,418	3,968	704,217	16,753	784,356
C. Coney Burgess	7,559	1,488	—	—	9,047
David A. Christensen	1,000	19,020	—	—	20,020
Giannantonio Ferrari	—	10,846	—	—	10,846
Roger R. Hemminghaus	2,973	10,602	—	—	13,575
A. Barry Hirschfeld	10,748	1,189	—	—	11,937
James J. Howard	157,122	—	558,062	—	715,184
Douglas W. Leatherdale	600	18,383	—	—	18,983
Albert F. Moreno	2,325	6,398	—	—	8,723
Margaret R. Preska	1,200	14,756	—	—	15,956
A. Patricia Sampson	1,022	14,756	—	—	15,778
Allan L. Schuman	200	6,241	—	—	6,441
Rodney E. Slifer	15,376	9,644	—	—	25,020
W. Thomas Stephens	9,362	8,655	—	—	18,017
Edward J. McIntyre	50,857	—	178,243	—	229,100
Richard C. Kelly(3)	17,591	2,174	224,750	—	244,515
Gary R. Johnson	16,773	—	124,199	—	140,972
Paul J. Bonavia	2,465	606	186,000	—	189,071
Directors and executive officers as a group	461,848	132,938	2,696,999	21,425	3,313,210
(1)
Represents stock units awarded under the Stock Equivalent Plan for Non-employee Directors and the NCE Salary Deferral and Supplemental Savings Plan as of January 31, 2001.

(2)
Represents exercisable options and performance units under the former Long-Term Incentive Program (LTIP) of NSP and the former NCE long-term incentive plans as of January 31, 2001. Options to purchase common stock of the Company which are exercisable within the next 60 days are 555,540 option shares for Mr. Howard, 704,217 option shares for Mr. Brunetti, 177,349 option shares for Mr. McIntyre, 224,750 option shares for Mr. Kelly, 123,673 option shares for Mr. Johnson and 186,000 option shares for Mr. Bonavia. The number of shares that would have been payable upon the exercise of performance units on January 31, 2001 is: 2,522 for Mr. Howard, 894 for Mr. McIntyre and 526 for Mr. Johnson.

(3)
Mr. Kelly's wife owns 263 of these shares; Mr. Kelly disclaims beneficial ownership of these shares.

COMPENSATION OF EXECUTIVE OFFICERS

    The following tables set forth cash and non-cash compensation for each of the last three fiscal years ended December 31, 2000, for the two individuals who served as the Company's Chief Executive Officer during 2000 and each of the four next most highly compensated executive officers (collectively, the "Named Executive Officers"). As set forth in the footnotes, the data presented in this table and the tables that follow include amounts paid to the Named Executive Officers in 2000 by Xcel Energy or any of its subsidiaries, as well as by NCE and NSP or any of their subsidiaries for the period prior to the Merger.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary($)	Bonus($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)	Number of Securities Underlying Options and SAR's(#)(4)	LTIP Payouts ($)(5)	All Other Compensation ($)(6)
James J. Howard Chairman	2000 1999 1998	825,000 730,000 700,000	1,063,300 233,346 286,300	8,896 29,072 9,578	0 335,800 441,000	956,000 147,040 32,558	0 0 0	26,357 22,178 19,545
Wayne H. Brunetti President and Chief Executive Officer	2000 1999 1998	756,667 590,000 540,000	852,244 228,802 283,824	167,265 0 0	0 0 0	756,000 106,000 0	0 0 0	314,436 32,984 35,939
Edward J. McIntyre Vice President & Chief Financial Officer	2000 1999 1998	412,500 375,000 340,000	344,447 92,200 96,300	7,945 1,646 2,444	0 101,250 125,800	296,136 42,755 13,284	0 0 0	22,424 9,000 15,283
Richard C. Kelly President, Enterprises	2000 1999 1998	375,917 330,000 305,000	279,446 154,350 125,847	55,855 0 0	0 0 0	228,000 45,000 0	0 0 0	130,124 15,998 16,247
Gary R. Johnson Vice President & General Counsel	2000 1999 1998	313,750 260,000 240,000	240,378 71,300 95,600	1,916 1,750 984	0 70,200 88,800	185,188 24,703 9,376	0 0 0	25,409 10,201 19,191
Paul J. Bonavia President, Energy Markets	2000 1999 1998	325,500 290,000 270,000	218,074 87,197 111,406	2,182 0 11,821	0 0 0	153,000 32,000 0	0 0 0	14,258 13,543 27,730

(1)
The amounts in this column for 2000 represent prorated awards earned under the NCE or NSP annual incentive program prior to the Merger and the Xcel Energy executive annual incentive award program for the period following the Merger as described under "Annual Incentives."

(2)
The amounts shown for 2000 include reimbursements for taxes on certain personal benefits, including a flexible perquisite allowance received by the named executives. The amounts for Messrs. Brunetti and Kelly also include reimbursement for taxes on relocation benefits of $162,745 and $55,855, respectively.

(3)
Amounts shown in this column reflect the market value of restricted stock awarded under the NSP LTIP, and are based on the closing price of the Company's common stock on the date that the awards are made. The restrictions lapsed effective August 21, 2000, with the change-in-control as a result of the Merger.

(4)
The amounts shown for 2000 include stock option awards made to the named executives under the NSP LTIP for Messrs. Howard, McIntyre and Johnson (200,000, 62,136 and 38,188, respectively). The balance of the options for Messrs. Howard, McIntyre and Johnson in 2000, and all of the options for Messrs. Brunetti, Kelly and Bonavia for 2000 were granted under the Xcel Energy Omnibus Incentive Plan. These grants were three-year front-loaded (i.e., they represented three years' worth of options) and it is expected that no additional options will be granted until 2003.

(5)
NSP had no LTIP payouts in 1998, 1999 and 2000. No performance cash awards under the NCE VCP for Messrs. Brunetti, Kelly and Bonavia were paid during 2000, 1999 or 1998.

(6)
The amounts represented in the "All Other Compensation" column for the year 2000 for the named executive officers consist of the following:

Name	Company Matching 401(k) Contrib- ution($)	Contrib- utions to the Non- Qualified Savings Plans($)	Employee Stock Ownership Plan Contrib- ution($)	Value of the remainder of insurance premiums paid by the Company under the Officer Survivor Benefit Plan($)	Imputed Income as a result of the Life Insurance paid by the Company($)	Relocation Expenses paid by the Company($)	Earnings Accrued under Deferred Compen- sation Plan($)	Total ($)
James J. Howard	1,300	n/a	1,279	17,812	1,016	0	4,950	26,357
Wayne H. Brunetti	5,250	20,920	n/a	n/a	8,311	279,955	n/a	314,436
Edward J. McIntyre	1,300	n/a	1,279	4,180	1,053	0	14,612	22,424
Richard C. Kelly	5,250	8,924	n/a	n/a	2,223	113,727	n/a	130,124
Gary R. Johnson	1,300	n/a	1,279	5,346	1,108	0	16,376	25,409
Paul J. Bonavia	5,250	7,670	n/a	n/a	1,338	0	n/a	14,258

OPTIONS AND STOCK APPRECIATION RIGHTS (SARs)

    The following table indicates for each of the named executives the extent to which the Company used stock options and SARs for executive compensation purposes in 2000 and the potential value of such stock options and SARs as determined pursuant to the SEC rules.

Option/SAR Grants in Last Fiscal Year

Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
(a)	(b)		(c)	(d)	(e)	(f)	(g)
Name	Number of Securities Underlying Options/ SARs Granted(#)		% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	5%($)(3)	10%($)(3)
James J. Howard	756,000	(1)	10.86%	26.3125	8/20/10	12,510,129	31,703,123
	200,000	(2)	2.87%	19.3125	1/26/10	2,429,105	6,155,830
Wayne H. Brunetti	756,000	(1)	10.86%	26.3125	8/20/10	12,510,129	31,703,123
Edward J. McIntyre	234,000	(1)	3.36%	26.3125	8/20/10	3,872,183	9,812,872
	62,136	(2)	0.89%	19.3125	1/26/10	754,674	1,912,493
Richard C. Kelly	228,000	(1)	3.27%	26.3125	8/20/10	3,772,896	9,561,259
Gary R. Johnson	147,000	(1)	2.11%	26.3125	8/20/10	2,432,525	6,164,496
	38,188	(2)	0.55%	19.3125	1/26/10	463,813	1,175,394
Paul J. Bonavia	153,000	(1)	2.20%	26.3125	8/20/10	2,531,812	6,416,108

(1)
Amounts shown represent stock option awards made to the named executives under the Xcel Energy Omnibus Incentive Plan. These awards represented three-year front-loaded grants. The award was granted by the Xcel Committee with an exercise price ($26.3125) equal to closing price on the New York Stock Exchange (NYSE) of Xcel Energy common stock on August 21, 2000 (the date of the grant). The options vest and may be fully exercisable on the earlier of the fifth anniversary date of the grant or the date Xcel Energy common stock closes at a price of $32.890625 or higher.

(2)
Represents stock option awards made under the NSP LTIP for Messrs. Howard, McIntyre and Johnson. The award was granted by the NSP Corporate Management Committee with an exercise price ($19.3125) equal to the average of the high and the low price on the NYSE of NSP Common Stock on January 26, 2000 (the date of the grant). The options vested on August 18, 2000 as a result of the change in control, as specified in the option agreement.

All
options expire 10 years from the date of the grant.

(3)
The hypothetical potential appreciation shown in columns (f) and (g) for the named executives is required by the SEC rules. The amounts in these columns do not represent either the historical or anticipated future performance of the Company's common stock level of appreciation.

    The following table indicates for each of the named executives the number and value of exercisable and unexercisable options and SARs as of December 31, 2000.

Aggregated Option/SAR Exercises in Last Fiscal Year
and FY-End Option/SAR Values

(a)	(b)	(c)	(d)	(e)
Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at FY-End(#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End($)(1) Exercisable/Unexercisable
James J. Howard	23,328	449,794	584,412/756,000	3,908,759/2,079,000
Wayne H. Brunetti	0	0	704,217/756,000	3,042,810/2,079,000
Edward J. McIntyre	6,044	119,558	187,585/234,000	1,260,655/643,500
Richard C. Kelly	0	0	224,750/228,000	971,492/627,000
Gary R. Johnson	0	0	123,673/147,000	790,010/404,250
Paul J. Bonavia	0	0	186,000/153,000	447,501/420,750

(1)
Option values were calculated based on a $29.0625 closing price of Xcel Energy Common Stock, as reported on the New York Stock Exchange at December 31, 2000.

  Long-Term Performance Plan—Awards in Last Fiscal Year(1)

(a)	(b)	(c)		(d)	(e)	(f)	(g)
Estimated Future Payouts Under Non-Stock Price-Based Plans
Performance or Other Period Until Maturation or Payout
Name	Year	Number of Shares, Units or Other Rights			Threshold ($)(2)	Target ($)	Maximum ($)
James J. Howard(3)	2000 2000	0 0		8/1/00-12/31/01 8/1/00-12/31/02	n/a	n/a	n/a
Wayne H. Brunetti	2000 2000 2000	38,266 38,266 399,583	(4) (4) (5)	8/1/00-12/31/01 8/1/00-12/31/02 1/1/00-12/31/02	266,719 266,719 0	1,066,874 1,066,874 399,583	2,013,748 2,013,748 1,198,749
Edward J. McIntyre	2000 2000	11,848 11,848	(4) (4)	8/1/00-12/31/01 8/1/00-12/31/02	77,938 77,938	311,751 311,751	623,501 623,501
Richard C. Kelly	2000 2000 2000	11,435 11,435 145,000	(4) (4) (5)	8/1/00-12/31/01 8/1/00-12/31/02 1/1/00-12/31/02	75,221 75,221 0	300,883 300,883 145,000	601,767 601,767 435,000
Paul J. Bonavia	2000 2000 2000	7,648 7,648 102,667	(4) (4) (5)	8/1/00-12/31/01 8/1/00-12/31/02 1/1/00-12/31/02	50,310 50,310 0	201,238 201,238 102,667	402,476 402,476 308,001
Gary R. Johnson	2000 2000	7,430 7,430	(4) (4)	8/1/00-12/31/01 8/1/00-12/31/02	48,876 48,876	195,502 195,502	391,004 391,004

(1)
The amounts in this table for the year 2000 for the performance periods 8/1/00-12/31/01 and 8/1/00-12/31/02 represent awards made under the performance unit component described under "Long-term Incentives."

  The amounts in this table for the year 2000 for Messrs. Brunetti, Kelly and Bonavia for the performance period 1/1/00-12/31/02 represent awards made under the NCE VCP described under "Long-term Incentives."

(2)
If the threshold for the performance unit component of the 35th percentile is achieved, the payout could range between 25% and 200%. The amounts are based on a stock price of $26.3125, which was the price on August 21, 2000.

  If the threshold for the NCE VCP of the 40th percentile is achieved, the payout could range between zero and the target amount.

(3)
Mr. Howard does not participate in the performance unit component.

(4)
Each unit represents the value of one share of Xcel Energy common stock.

(5)
Each unit under the NCE VCP has a value of $1.

XCEL ENERGY INC.
COMPENSATION AND NOMINATING
COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The NSP Corporate Management Committee (the "NSP Committee") and the NCE Compensation Committee (the "NCE Committee") made compensation determinations for the period from January 1, 2000 to August 18, 2000 (the date of the Merger) for executive officers at their respective companies. Following the Merger, compensation levels for Xcel Energy executive officers were reviewed, and adjustments were made where appropriate, by the Xcel Energy Compensation and Nominating Committee (the "Xcel Committee"). The discussion below relates to the compensation paid to Xcel Energy executive officers during 2000 and, unless otherwise specifically noted, includes all compensation paid by NSP or NCE prior to the Merger.

Committees

    Each Committee was composed entirely of outside directors and made recommendations to its Board concerning total compensation for executive officers. The Committees were the sole administrators of the executive annual and long-term incentive programs for their companies with full authority to establish and interpret the terms of the programs and to make payment of the awards.

Compensation Strategy

    Although each Committee made separate and independent decisions regarding executive compensation, they shared common goals. For 2000, those goals were to:

  •
  provide a competitive compensation program to attract and retain key executives,

  •
  align executives' interests with those of our shareholders through the use of stock and stock-based incentive compensation and

  •
  link compensation to the achievement of strong financial and operational performance.

    The 2000 compensation of executive officers was comprised primarily of base salary, annual incentive awards and long-term incentive awards. The annual and long-term incentive portions of an executive's compensation are intended to align an executive's interests with our shareholders' interests and with our performance. These portions of an executive's compensation are placed at risk and are linked to the accomplishment of specific results that are designed to benefit our shareholders and the Company, both in the short and long term. Consequently, during years of excellent performance, executives are provided the opportunity to earn a highly competitive level of compensation and, conversely, in years of below-average performance, their compensation may be below competitive levels. Generally, higher level executive officers have a greater level of their compensation placed at risk.

    In 1993, a federal tax law was passed which limits the deductibility of executive compensation in excess of $1,000,000 unless certain exceptions are met. Compensation increases that reflected market levels of compensation and the regular operation of the Company's incentive plans, fully described below, caused Mr. Howard's and Mr. Brunetti's 2000 compensation to become partially non-deductible under this law. It is the Committee's intent to maintain the deductibility of executive compensation to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

  NSP

    The NSP Committee targeted base salary and incentive at the median of a combined group of major utilities and industrial companies (the "NSP Peer Group"). For 2000, the NSP Peer Group consisted of 12 industrial companies, with regional representation and average revenues of $2.8 billion, and 12 utilities, of which 11 operate nuclear facilities, with average revenues of $5.6 billion. The utilities included in this group are part of the Edison Electric Institute Index of Investor-Owned Electrics ("EEI Electrics") used in the Total Shareholder Return Comparison in this proxy statement, but not all of the companies in that index are included in the NSP Peer Group. The 24 companies in the NSP Peer Group were selected primarily because they are representative of the type of companies with which NSP competed in attracting and retaining executive officers.

  NCE

    The NCE Committee targeted base salaries to the 50th percentile of utility industry levels. In determining salaries, the NCE Committee used data primarily from EEI's annual Energy Services Executive Compensation Survey. This survey contains data from almost all of the companies included in the Standard and Poor's Electric Utilities Index, which is also the group that NCE used for the total shareholder return comparison in its proxy statements. The data was size-adjusted so that it would compare to NCE's company and business unit revenues, as appropriate. Annual incentives were targeted to the 50th percentile of general industry levels. Long-term incentives were targeted to the 25th-50th percentile of general industry levels.

  Xcel Energy

    Base salaries and target incentive levels for Xcel Energy executive officers are targeted to the 50th percentile of blended general industry and utility industry levels. In determining salaries and incentive targets, the Xcel Committee engaged Towers Perrin, a leading management and compensation consulting firm, for assistance. The Xcel Committee used data primarily from EEI's Energy Services Executive Compensation Survey (for utility industry data) and the Towers Perrin Executive Compensation Survey (for general industry data). The data was size-adjusted so that it would compare to Xcel Energy's company and business unit revenues, as appropriate. The EEI Energy Services Executive Compensation Survey contains data from almost all of the utilities included in the EEI Electrics Index used by Xcel Energy for its total shareholder return comparison in this proxy statement.

Base Pay

  NSP

    In making base pay adjustments, the NSP Committee considered each officer's base pay target level, level of responsibility, general contribution to overall corporate performance and achievement level of specific annual goals. Generally, in 2000 base pay levels for executive officers, including Mr. Howard, were increased in accordance with comparable market movement as reflected within the NSP Peer Group during 1999. Mr. Howard received a base salary increase of 6.16%. The other named executive officers received salary increases ranging from 6.67% to 13.46%. These base salaries are included in the Salary column of the Summary Compensation Table.

  NCE

    As indicated above, the NCE Committee targeted base salaries at the 50th percentile of utility industry levels. In connection with his appointment as Chairman of the Board and Chief Executive Officer on March 1, 2000, Mr. Brunetti received a base salary increase of 16.1%. The other named executive officers who were former NCE officers received salary increases ranging from 5.5% to 6.2%. These base salaries are included in the Salary column of the Summary Compensation Table.

  Xcel Energy

    The Xcel Committee targeted base salaries to the 50th percentile of utility and general industry levels as described above. Effective August 1, 2000, Mr. Howard and Mr. Brunetti received base salary adjustments of 15.5% and 30.6%, respectively. Under the terms of his employment agreement,

Mr. Howard was entitled to a base salary not less than the higher of his base salary immediately before the Merger and his base salary in 1999 ($730,000). Under the terms of his employment agreement, Mr. Brunetti was entitled to a base salary not less than his salary immediately prior to the Merger ($685,000). The other named executive officers received salary increases ranging from 7.5% to 19.3%. These base salaries are included in the Salary column of the Summary Compensation Table.

Annual Incentive

  NSP

    In 2000, target awards for NSP executive officers ranged from 40% to 70% of their base pay. Individuals could realize from 0% to 240% of their target awards dependent on the performance of NSP and the executive's group in certain predetermined areas. These areas were NSP financial performance (based on earnings-per-share (EPS)), customer satisfaction, service reliability, cost/product price and safety. The awards given to the CEO, the Vice President and Chief Financial Officer, and the President-NSP Nuclear Generation also were dependent on performance, specifically with respect to nuclear safety. The weight accorded particular performance areas varied by executive. Generally, financial performance accounted for 50% to 60% of an executive's target incentive award. All of the other areas accounted for between 5% and 20% of the target awards. Payments under this plan are discussed below under "Calculation and Payment of 2000 Annual Incentive Awards."

  NCE

    Annual incentive awards were targeted to the 50th percentile of general industry and were based on achieving corporate financial, business unit operational and individual goals.

    For all NCE officers, the corporate financial measure was EPS. In anticipation of the Merger, a monthly schedule of EPS targets for the Annual Incentive Plan was established. The year-to-date EPS target for August 2000, the month the Merger became effective, was $1.90, the achievement of which would have resulted in payout at target under the corporate portion of the plan. EPS of $1.71 was the threshold below which no awards would be paid. Operational goals were unique to each operational unit and encouraged achievement of objectives such as customer service, service reliability, budget compliance and revenue growth.

    Target annual incentive awards (as a percent of base salary) were set for all NCE officers, ranging from 70% of salary for Mr. Brunetti to 45% of salary for other named executive officers. Maximum awards could be up to two times the target awards.

    The annual incentive formula was calculated using predetermined performance measures. For Mr. Brunetti, the formula was weighted 100% to attaining corporate financial goals. For the other named executive officers, the formula was weighted 67% to attaining corporate financial goals and 33% to attaining operational goals. The NCE Committee could adjust an award using a leadership rating, multiplying the award by a factor from zero to two. Payments of annual incentive awards are discussed below under "Calculation and Payment of 2000 Annual Incentive Awards."

  Xcel Energy

    Annual incentives are administered under the Xcel Energy Executive Annual Incentive Award Plan, (the "Xcel Annual Incentive Plan") which was approved by shareholders in 2000.

    Annual incentive awards are targeted to the 50th percentile of blended utility industry and general industry levels, as discussed above, and are based on achieving corporate financial and operational goals and business unit operational goals.

    Corporate goals include targeted EPS and customer service, reliability, safety and merger integration, measured at a corporate level. Business Unit goals include customer service, reliability, safety, merger integration and meeting budget, measured at a business unit level.

    Target annual incentive awards (as a percent of base salary) are set for all Xcel Energy officers, ranging from 75% of salary for Mr. Brunetti to 50% of salary for other named executive officers. Maximum awards may be up to two times the target awards. Mr. Howard is not a participant in the Xcel Annual Incentive Plan.

    The annual incentive formula is calculated using predetermined performance measures. For Mr. Brunetti, the formula is weighted 100% to attaining corporate goals. For the other named executive officers, the formula is weighted 67% to attaining corporate goals and 33% to attaining business unit operational goals.

    In order to encourage increased share ownership by executive officers, the Xcel Annual Incentive Plan provides the option for executives to receive their payments in shares of common stock or shares of restricted common stock in lieu of cash. A 5% premium is added to amounts paid in shares of common stock, and a 20% premium is added to amounts paid in shares of restricted common stock.

  Calculation and Payment of 2000 Annual Incentive Awards

    For all named executive officers other than Mr. Howard, the Xcel Committee adopted, as a transition method following the Merger, a formula which prorated each named executive officer's 2000 annual incentive using:

  •
  either NSP or NCE plan provisions, as appropriate, for the period January 1, 2000 to July 31, 2000 (the "7/12's payment"), and

  •
  Xcel Annual Incentive Plan provisions for the period August 1, 2000 to December 31, 2000 (the "5/12's payment")

    For the 7/12's payment, each named executive officer's award was calculated using his salary, annual incentive target and appropriate corporate/operational weighting in effect at July 31, 2000. For former NSP officers, actual EPS before extraordinary items through July 31, 2000 was annualized and used to calculate corporate financial performance. For former NCE officers, actual EPS through July was used to calculate corporate financial performance. Operational performance was deemed to have been achieved at target levels.

    For the 5/12's payment, each named executive officer's award was calculated using his salary, annual incentive target and appropriate corporate/operational weighting in effect at December 31, 2000 under the Xcel Annual Incentive Plan. Actual results were used to calculate corporate performance and business unit performance.

    The 7/12's payment and the 5/12's payment were added together to produce the 2000 annual incentive payment for each named executive officer.

    For named executives who were former NSP officers, the 7/12's formula used an EPS target of $1.96 and achievement of $2.12 before extraordinary items and special charges for a payout percentage of 260%. Business unit performance was deemed to have been 100%. For named executives who were former NCE officers, the 7/12's formula used an EPS target of $1.90 and achievement of $2.04, for a payout percentage of 174.6%. Business unit performance was deemed to have been 100%.

    For all named executive officers, the 5/12's formula produced 130.1% achievement of corporate goals and business unit achievement ranging from 91.9% to 167.9%.

    Because his award was weighted 100% to the attainment of corporate goals, Mr. Brunetti's 7/12's payment was 174.6% of target and his 5/12's payment was 130.1% of target. In total, his award was 156.1% of target.

    Mr. Howard is not a participant in the Xcel Annual Incentive Plan (see "Employment Agreements and Severance Arrangements," below). His award was calculated using his base salary, target and weightings in effect on July 31, 2000 and using the payout percentage of 260% for corporate performance and 100% for business unit performance, as described above, for former NSP officers. This result was not prorated using the 7/12's and 5/12's formula. Accordingly, Mr. Howard's payment was 196.0% of his target under the former NSP plan.

    The annual incentive payments for all named executive officers are included in the "Bonus" column of the Summary Compensation Table.

Long-Term Incentives

  NSP

    For 2000, long-term incentive awards for executive officers were determined in accordance with the NSP Long-Term Incentive Program (the "NSP LTIP"). The NSP LTIP had two components:

  •
  stock options and

  •
  restricted common stock.

    Stock Options.  The NSP Committee made one grant of stock options to each of the NSP named executive officers. These options have a 10-year term and vest over 3 years, with one-third of the options becoming exercisable at the end of each year. Stock options were granted with an exercise price of 100% of the fair market value of NSP common stock on the date of grant.

    Prior to the Merger in 2000, Mr. Howard received an option grant of 200,000 shares. The other named executive officers received grants ranging from 38,188 to 62,136 shares. These grants are included in the Option/SAR Grants In Last Fiscal Year table.

    Restricted Common Stock.  Restricted stock would have been granted only if the Company achieved a certain level of financial performance, as measured by the Company's return on common equity ("ROE") for the three-year period ending as of September 30 prior to the year in which the restricted stock is granted, in comparison to the three-year average ROE of the EEI Electrics Index. If NSP's ROE were 0.5% or more above the index median, 100% of the target would be granted. Partial payout of restricted stock would be made for ROE levels between the median and 0.5% above the median.

    No restricted stock was granted for the 2000 performance period.

  NCE

    The NCE long-term incentive plan had two parts:

  •
  stock options and

  •
  a performance-based cash plan, called the Value Creation Plan.

Stock options delivered approximately two-thirds of each officer's long-term incentive opportunity, with one-third delivered through the Value Creation Plan. For 2000, total long-term incentive opportunities ranged from 175% of salary for Mr. Brunetti to 100% of salary for other named executive officers.

    Stock Options.  The NCE Committee made no stock option grant under the NCE plan during 2000 because it had made a grant of options in 1997 to cover the period from 1998 to 2000. NCE officers may exercise previously granted stock options during the nine-year period beginning one year after the stock options were granted. Because of the Merger, all outstanding options were converted into options to acquire Xcel Energy common stock at the same ratio as utilized for conversion of NCE shares in the Merger.

    Value Creation Plan ("VCP").  The VCP provided NCE officers the opportunity to earn compensation based upon NCE performance compared to performance of other utility companies. The VCP uses a single performance measure, Total Shareholder Return ("TSR"). TSR is measured over a three-year period using overlapping cycles. NCE's TSR was measured against all major publicly traded United States utility companies. At the end of each three-year period, the VCP provides for payments at target for performance at the 50th percentile of the peer group, at 200% of target for performance at the 75th percentile of the peer group and at a maximum of 300% of target for performance at the top of the peer group. The VCP provides smaller payments for performance below the 50th percentile. No payment would be made for performance below the 40th percentile.

    In 2000, the cycle that began January 1, 1998 ended with no VCP payments due. On January 1, 2000, former NCE officers were awarded VCP incentive opportunities, to be measured over the three-year period ending December 31, 2002. These awards are included in the Long-Term Incentive Plans — Awards in Last Fiscal Year Table.

  Xcel Energy

    Long-term incentives are administered under the Xcel Energy Omnibus Incentive Plan, approved by shareholders in 2000. This plan allows for several forms of incentive compensation, from which the Xcel Committee may select in designing long-term incentives.

    For 2000 the Xcel Energy long-term incentive plan has two components:

  •
  stock options and

  •
  performance units.

Long-term incentive opportunities range from 225% of base salary for Mr. Brunetti to 65% of base salary for other Xcel Energy executive officers. Stock options are targeted to deliver 50% of each officer's long-term incentive opportunity, with the remaining 50% delivered through the performance unit component.

    Stock Option Component.  In 2000 the Xcel Committee made one stock option grant to all of the named executive officers. This grant was "front-loaded" and covers the period August 2000 to August 2003, during which the Xcel Committee intends to make no further grants to the named executive officers.

    The 2000 grant contains a "performance vesting" provision which provides that the options will become exercisable at the earlier of:

  •
  The date Xcel Energy common stock closes at a price which equals or exceeds $32.890625 and

  •
  August 21, 2005.

    Once vested, the options may be exercised at any time on or before August 20, 2010.

    Mr. Howard and Mr. Brunetti were each granted 756,000 options. The other named executive officers received grants ranging from 147,000 to 234,000 options. These options are included in the Option/SAR Grants In Last Fiscal Year Table.

    Performance Unit Component.  The performance unit component uses a single measure, TSR. Xcel Energy's TSR will be measured over a three-year period, using overlapping cycles. Xcel Energy's TSR is compared to the TSR of other companies in the EEI Electrics Index as a peer group. At the end of each three-year period, the performance unit component provides for payment at target for performance at the 50th percentile of the peer group and at 200% of target for performance at or above the 75th percentile of the peer group. The performance unit component provides smaller payments for performance below the 50th percentile. No payment would be made for performance below the 35th percentile.

    In order to transition from the previous NSP and NCE programs, the Xcel Committee started two measurement cycles effective August 1, 2000. The first runs from August 1, 2000 to December 31, 2001. The second runs from August 1, 2000 to December 31, 2002. Awards in the performance unit component are made in units, each of which represents the value of one share of Xcel Energy common stock. The number of units awarded is calculated by dividing the executive's target award by the fair market value of Xcel Energy common stock on the date of grant.

    For each of the two transitional measurement cycles described above, Mr. Brunetti was awarded 38,266 units. Mr. Howard does not participate in the performance unit component. Other named executive officers were awarded from 7,430 to 11,848 units in each of the transitional measurement cycles. These awards are included in the Long-Term Incentive Plans — Awards in Last Fiscal Year Table.

Other Perquisites and Benefits

    Other perquisites and benefits provided to executives generally are not tied to the Company's financial performance, but are primarily designed to attract and retain executives. Among the executive perquisites and benefits provided by the Company in 2000 to its executives are contributions to the Employee Stock Ownership Plan (ESOP) (at 0.7522% of the individual's covered compensation — the same rate applied to all other ESOP participants), Company paid life insurance in an amount equal to five times base pay for Mr. Howard and four times base pay for all other executives, and benefits provided under the NSP Deferred Compensation Plan, the NSP Excess Benefit Plan, the New Century Energies Salary Deferral and Supplemental Savings Plan for Executive Officers and the Xcel Energy Supplemental Executive Retirement Plan that make up for retirement benefits that cannot be paid under the Company's qualified retirement plans due to Internal Revenue Code limitations and the exclusion of certain elements of pay from pension-covered earnings. The level of retirement benefits provided by these plans in the aggregate is reflected in the Pension Plan Table.

    Certain executive officers, including three of the named executive officers, may receive severance benefits in accordance with the Xcel Energy Senior Executive Severance Policy, which is described in more detail under the section below entitled "Severance Arrangements."

Stock Ownership Guidelines

    The Xcel Committee believes that it is essential to align management's interests with those of shareholders. In order to emphasize this belief, Xcel Energy adopted stock ownership guidelines for executives. The Committee believes that linking a significant portion of an executive's current and potential future net worth to Xcel Energy's success, as reflected in the stock price, ensures that executives have a stake similar to that of Xcel Energy shareholders. Such guidelines also encourage the long-term management of the Company for the benefit of shareholders.

    The share ownership guideline for each executive is based on the executive's position. The guideline for the Chairman of the Board and Chief Executive Officer is five times base salary. The guideline for Chief Financial Officer and the President of the Enterprises Business Unit is four times base salary. Other Business Unit Heads have a guideline of three times base salary. All other Company officers have share ownership guidelines of two times base salary. Each executive is expected to achieve the applicable ownership guidelines by August 1, 2005, and each is expected to reach interim milestones at August 1, 2003 and August 1, 2004. All shares that the executive is entitled to vote count toward compliance with the ownership guidelines.

Conclusion

    The Xcel Committee believes that Xcel Energy's executive compensation package effectively serves the interests of the Company and its shareholders. The balance of base pay and annual and long-term incentives provides increased motivation to executives to contribute to and participate in the Company's long-term success. The Xcel Committee is dedicated to ensuring that the Company's total compensation package continues to meet the needs of the Company and will monitor and revise compensation policies as necessary.

W. THOMAS STEPHENS, CHAIRMAN	A. BARRY HIRSCHFELD
C. CONEY BURGESS	DOUGLAS W. LEATHERDALE
DAVID A. CHRISTENSEN	A. PATRICIA SAMPSON

Pension Plan Table

    The following table shows estimated combined pension benefits payable to a covered participant from the qualified defined benefit plans maintained by Xcel Energy and its subsidiaries and the Xcel Energy Supplemental Executive Retirement Plan (the "SERP"). The Named Executive Officers are all participants in the SERP and the qualified defined benefit plans sponsored by the Company.

	Years of Service
Remuneration	10	15	20 or more years
200,000	55,000	82,500	110,000
225,000	61,875	92,813	123,750
250,000	68,750	103,125	137,500
275,000	75,625	113,438	151,250
300,000	82,500	123,750	165,000
350,000	96,250	144,375	192,500
400,000	110,000	165,000	220,000
450,000	123,750	185,625	247,500
500,000	137,500	206,250	275,000
600,000	165,000	247,500	330,000
700,000	192,500	288,750	385,000
800,000	220,000	330,000	440,000
900,000	247,500	371,250	495,000
1,000,000	275,000	412,500	550,000
1,100,000	302,500	453,750	605,000
1,200,000	330,000	495,000	660,000
1,300,000	357,500	536,250	715,000
1,400,000	385,000	577,500	770,000
1,500,000	412,500	618,750	825,000
1,600,000	440,000	660,000	880,000
1,700,000	467,500	701,250	935,000
1,800,000	495,000	742,500	990,000
1,900,000	522,500	783,750	1,045,000
2,000,000	550,000	825,000	1,100,000
2,100,000	577,500	866,250	1,155,000
2,200,000	605,000	907,500	1,210,000

    The benefits listed in the Pension Plan Table are not subject to any deduction or offset. The compensation used to calculate SERP benefits is base salary plus annual incentive. The Salary and Bonus columns of the Summary Compensation Table for 2000 reflect the covered compensation used to calculate SERP benefits.

    The SERP benefit accrues ratably over 20 years and, when fully accrued, is equal to (a) 55% of the highest three years covered compensation of the five years preceding retirement or termination minus (b) the qualified plan benefit. The SERP benefit is payable as an annuity for 20 years, or as a single lump-sum amount equal to the actuarial equivalent present value of the 20-year annuity. Benefits are payable at age 62, or as early as age 55 reduced 5% for each year that the benefit commencement date precedes age 62.

    The approximate credited years of service under the SERP as of December 31, 2000, were as follows:

Mr. Brunetti	13
Mr. McIntyre	28
Mr. Kelly	33
Mr. Johnson	22
Mr. Bonavia	3

    Notwithstanding any special provisions related to pension benefits described under "Employment Agreements and Change in Control Agreements," the Company has granted additional credited years of service to Mr. Brunetti for purposes of SERP accrual. The additional credited years of service (approximately seven) are included in the above table. Additionally, the Company has agreed to grant full accrual of SERP benefits to Mr. Brunetti at age 62 and to Mr. Bonavia at age 57 and 8 months, if they continue to be employed by the Company until such age.

    Mr. Howard's employment agreement provides that he and his spouse, if she survives him, will receive a lump-sum payment equal to the present value of combined benefits from the NSP Traditional Pension Plan and supplemental Company payments as though he had completed 30 years of service, less the pension benefits earned from a former employer. For purposes of the employment agreement, the present value of the lump sum payment will be calculated using a discount rate based on the interest rate for valuing immediate annuities used by the Pension Benefit Guaranty Corporation, which is now different from the GATT rate utilized for other employees.

Total Shareholder Return Comparison

    The graph below compares the Company's cumulative total shareholder return on common stock with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index, and the Edison Electric Institute Index of Investor-Owned Electrics (EEI Electrics Index) over the last five fiscal years (assuming a $100 investment in each vehicle on December 31, 1995 and the reinvestment of all dividends).

    The EEI Electrics Index currently includes 83 companies and is a broad measure of industry performance.

Comparative Total Return

	1995	1996	1997	1998	1999	2000
Xcel Energy/NSP	$100	$99	$133	$133	$100	$158
EEI Electrics	$100	101	129	147	120	177
S&P 500	$100	123	164	162	196	178

Employment Agreements and Severance Arrangements

  James J. Howard Employment Agreement

    In connection with the Merger, James J. Howard and the Company entered into an employment agreement, pursuant to which Mr. Howard will continue to be an employee of Xcel Energy and will serve as Chairman of the Board of Directors of Xcel Energy for one year following the Merger. He is also forbidden from competing with Xcel Energy and its affiliates for two years following the termination of his employment or for one year after the Merger, whichever is longer, and from disclosing confidential information of Xcel Energy and its affiliates.

    Under his employment agreement, Mr. Howard will receive the following compensation and benefits during the year following the Merger:

  •
  a base salary not less than the higher of his base salary immediately before the Merger and his 1999 base salary of $730,000;

  •
  an annual bonus on the same basis as other senior executives, with a target bonus of 65% of his base salary;

  •
  the same employee benefits as other senior executives of Xcel Energy; and

  •
  the same fringe benefits as he received under his previous employment agreement.

    In addition, Mr. Howard will receive a special retention bonus in recognition of:

  •
  his remaining employed for one year following the Merger, even though he will no longer be chief executive officer;

  •
  the special efforts he has made to cause the Merger to take place and to implement a successful transition to combined operations of NSP and NCE; and

  •
  his agreement to the noncompetition and confidentiality covenants described above.

    If Mr. Howard remains employed for one year after the Merger, he will be paid a special retention bonus of $7.6 million one year after the Merger (August 18, 2001). If Mr. Howard dies or becomes disabled before that date, a special retention bonus of $2.5 million will be paid on the day his employment terminates. In either case, $2.5 million is being paid specifically for the noncompetition and confidentiality covenants described above, and Mr. Howard will be obligated to return that amount if he breaches the covenants in any material way.

    If Mr. Howard's employment were to be terminated by Xcel Energy without cause or if he were to terminate his employment for good reason, he would be entitled to receive the compensation and benefits described above as if he had remained employed under the employment agreement for the remainder of the year following the Merger. Mr. Howard's employment agreement also preserves the supplemental retirement benefit to which he was entitled under his employment agreement in effect before the Merger. Finally, Xcel Energy is obligated to make Mr. Howard whole for any excise tax on excess parachute payments that he may incur.

    In 2000, Mr. Howard's employment agreement was amended and his compensation package was restructured to align his remuneration more closely with the duties and responsibilities of his position. Under the revised agreement, Mr. Howard did not participate in Xcel's Annual Incentive Plan. Instead, he received 756,000 stock options as alternative compensation. The program was structured in this format to provide Mr. Howard with the incentive to focus his leadership talents more on the Company's long-term success and future sustained value creation than on the day-to-day operations of the organization.

  Wayne H. Brunetti Employment Agreement

    At the time of the merger agreement, NCE and NSP also entered into a new employment agreement with Mr. Brunetti, which replaced his existing employment agreement with NCE when the Merger was completed. The initial term of the new agreement is four years, with automatic one-year extensions beginning at the end of the second year and continuing each year thereafter, unless notice is given by either party that the agreement will not be extended. Under the agreement, Mr. Brunetti will serve as Chief Executive Officer and President and a member of the board of directors of Xcel Energy for one year following the Merger, and, thereafter, he will serve as Chief Executive Officer and Chairman of the Board of Directors of Xcel Energy. Mr. Brunetti is required to perform the majority of his duties at the headquarters of Xcel Energy in Minneapolis, Minnesota and was required to relocate the residence at which he spends the majority of his time to the Twin Cities area. The new agreement also provides that if Mr. Brunetti becomes entitled to receive severance benefits under the agreement, he will be forbidden from competing with Xcel Energy and its affiliates for two years following the termination of his employment, and from disclosing confidential information of Xcel Energy and its affiliates.

    Under his new employment agreement, Mr. Brunetti will receive the following compensation and benefits:

  •
  a base salary not less than his base salary immediately before the Merger;

  •
  the opportunity to earn annual and long-term incentive compensation amounts not less than he was able to earn immediately before the Merger;

  •
  life insurance coverage and participation in a supplemental executive retirement plan;

  •
  the same employee benefits as other senior executives of Xcel Energy;

  •
  the same fringe benefits as he received under his NCE employment agreement, or, if greater, as those of the next higher executive officer of Xcel Energy; and

  •
  an apartment in Minneapolis and reimbursement for certain related living and travel expenses during the period before he relocated to the Twin Cities area (Mr. Brunetti elected not to exercise this benefit and, instead, purchased a home in Minneapolis), plus reimbursement for his relocation costs.

    If Mr. Brunetti's employment were to be terminated by Xcel Energy without cause or if he were to terminate his employment for good reason, he would be entitled to receive the compensation and benefits described above as if he had remained employed for the employment period remaining under his employment agreement and then retired, at which time he would be eligible for all retiree benefits provided to retired senior executives of Xcel Energy. In determining the level of his compensation following termination of employment, the amount of incentive compensation he would receive would be based upon the target level of incentive compensation he would have received in the year in which his termination occurred, and he would receive cash equal to the value of stock options, restricted stock and other stock-based awards he would have received instead of receiving the awards. In addition, the restrictions on his restricted stock would lapse and his stock options would become vested. Finally, Xcel Energy would be obligated to make Mr. Brunetti whole for any excise tax on severance payments that he incurs.

    Mr. Brunetti also had a change-of-control employment agreement with NCE. The Merger did not cause a "change of control" under this agreement, so it did not become effective as a result of the Merger. However, in case this agreement becomes effective because of a later change of control, Mr. Brunetti has waived his right to receive any severance benefits under the change-of-control employment agreement to the extent they would duplicate severance benefits under his new employment agreement.

  Paul J. Bonavia Employment Agreement

    In connection with and effective upon the completion of the Merger, Xcel Energy and Paul J. Bonavia entered into an amendment to an employment agreement between Mr. Bonavia and NCE. Except as discussed below, the original agreement expired December 14, 2000. In connection with the Merger, Mr. Bonavia's position changed from Senior Vice President, General Counsel and President of NCE's International Business Unit to President of Xcel Energy's Energy Markets Business Unit. In the amendment, Mr. Bonavia agreed not to assert before January 6, 2003 that his duties and responsibilities have been diminished, and thus he has waived the right to claim certain benefits under the Xcel Senior Executive Severance Policy relating to this change in his status prior to that date. If certain conditions are met on January 6, 2003 or within seven business days thereafter, which conditions include the termination of Mr. Bonavia's employment, Mr. Bonavia will be entitled to severance benefits comparable to those provided to the other senior executives under the Xcel Senior Executive Severance Policy described below.

  Severance Policy

    NSP and NCE each adopted a 1999 senior executive severance policy in March 1999. These policies were combined into a single Xcel Energy senior executive severance policy which will continue for five years and may be extended beyond five years. All of the executive officers of Xcel Energy other than Mr. Howard and Mr. Brunetti participate in the policy.

    Under the policy, a participant whose employment is terminated at any time before the third anniversary of the Merger will receive severance benefits unless:

  •
  the employer terminated the participant for cause;

  •
  the termination was because of the participant's death, disability, or retirement;

  •
  the division or subsidiary in which the participant worked was sold and the buyer agreed to continue the participant's employment with specified protections for the participant; or

  •
  the participant terminated voluntarily without good reason. To receive the severance benefits, the participant must also sign an agreement releasing all claims against the employer and its affiliates, and agreeing not to compete with the employer and its affiliates and not to solicit their employees and customers.

    The severance benefits for executive officers under the policy include the following:

  •
  a cash payment equal to 2.5 times the participant's annual base salary, annual bonus and annualized long-term incentive compensation, plus prorated incentive compensation for the year of termination;

  •
  a cash payment equal to the additional amounts that would have been credited to the executive under pension and retirement savings plans, if the participant had remained employed for another 2.5 years;

  •
  continued welfare benefits and, for former NCE participants only, a perquisite allowance, for 2.5 years;

  •
  financial planning benefits for two years, and outplacement services costing not more than $30,000; and

  •
  an additional cash payment to make the participant whole for any excise tax on excess parachute payments that he or she may incur, with certain limitations specified in the policies.

    Some of the executive officers of NCE who participate in the severance policy also have change-of-control employment agreements with NCE. The Merger was not considered a change of control under these agreements, so they did not become effective as a result of the Merger. However, if they become effective because of a later change of control, the severance benefits under the Xcel senior executive severance policy will be reduced by any severance benefits that the participant receives under such an employment agreement.

PROPOSAL NO. 2 — PROPOSAL TO APPROVE RESOLUTION CONCERNING
XCEL ENERGY'S CORPORATE PRACTICES

    Linda Sourbis, 3349 Irving Avenue South, Minneapolis, Minnesota 55408-3321, beneficial owner of 746.563 shares, and Cynthia Lea Coombes-Foushee of 5093 Keats Avenue North, Lake Elmo, Minnesota 55042-8508, beneficial owner of 3.499 shares, have given notice that they intend to present for action at the Annual Meeting the following resolution:

A Resolution Concerning Xcel Energy's Corporate Practices

    WHEREAS Xcel Energy "has several agreements to purchase electricity from the Manitoba Hydro-Electric Board (Manitoba Hydro)" that "represent about 17 percent of Manitoba Hydro's system capacity and account for approximately 10 percent of NSP's 2000 electric system capability" (Northern States Power Company Annual Report, 1999, p. 44); and

    WHEREAS Xcel Energy has been required by law to give preference to renewable resources in meeting its needs for power supply, Manitoba Hydro comprises the largest component of Xcel Energy's renewables portfolio, and Xcel Energy regards Manitoba Hydro as a future option and is negotiating additional purchase agreements; and

    WHEREAS a portion of Manitoba Hydro's electricity supply is generated from non-renewable fossil fuel, including a coal plant without scrubbers; and

    WHEREAS the traditional lands and burial grounds of Pimicikamak Cree Nation and other indigenous peoples have been flooded or in other ways rendered inaccessible; means of livelihood have been damaged and food supplies poisoned as a result of Manitoba Hydro's power production; and

    WHEREAS concerns about the adverse environmental, socioeconomic and Human rights impacts upon the Pimicikamak Cree Nation and other indigenous Peoples from Manitoba Hydro's electricity production are being raised at the Minnesota Public Utilities Commission; in legislation filed in the Minnesota state legislature; and by shareholders at Xcel Energy's first annual meeting; and

    WHEREAS the nature of its power supply has major implications for Xcel Energy in both today's regulated environment and in a newly restructured electric industry; and

    WHEREAS it is the opinion of the proponents of this resolution that Xcel Energy's power purchases from Manitoba Hydro make our Company vulnerable to charges of environmental racism.

    THEREFORE be it resolved that:

    The shareholders of Xcel Energy recommend to the board of directors that it develop and implement policies and practices requiring that our company obtain power supplies from increased efficiencies and renewable resources that do not have undue adverse environmental, socioeconomic and human rights impacts upon Pimicikamak Cree Nation and other indigenous peoples.

    THE XCEL BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

    For over 20 years, your company has had long-term power purchase and exchange agreements with Manitoba Hydro. The company currently has several such agreements in place. One of those power purchase agreements expires in 2005. Several of the other exchange agreements have terms expiring between 2016 and 2019. In a recent competitive bidding process in which we solicited proposals to supply us with up to 1200 Mw of power, we selected three proposals, from three separate parties, for a total of approximately 800 Mw. One of the proposals selected was a 500 Mw Manitoba Hydro proposal to essentially replace the contract expiring in 2005. The Minnesota Public Utilities Commission approved our selections in a November 30, 2000 meeting during which the proponents' assertions were considered at length. Xcel Energy and Manitoba Hydro are currently negotiating the details of the new agreement and hope to have a final contract by the first or second quarter of 2001.

    For years, the relationship between Manitoba Hydro and the indigenous peoples, of which the Pimicikamak Cree Nation is one group, have been governed by a 1977 agreement that was signed by Manitoba Hydro, the governments of Manitoba and Canada and each of the five affected First Nations, including the Pimicikamak Cree Nation. The agreement says that Canada, Manitoba and Manitoba Hydro have specific obligations to the people of each of the five First Nations. These obligations include the provision of replacement land, compensation and other programs. First Nations' members can make claims for compensation for adverse effects of the now existing hydro projects if they are not otherwise resolved. The parties to the Agreement have been settling claims since the agreement was put in place. To date, Manitoba Hydro and the governments of Manitoba and Canada have contributed about $50 million to mitigation and settlement of Pimicikamak Cree claims. Four of the five affected First Nations have negotiated comprehensive implementation agreements with Manitoba Hydro and the governments of Manitoba and Canada.

    We have encouraged Manitoba Hydro to resolve their dispute with the Pimicikamak Cree Nation as soon as possible, but this is a dispute between the Pimicikamak Cree and Manitoba Hydro, Canada and the Province of Manitoba and they are the ones who have to resolve it, not us or our shareholders.

    The proposal asserts that concerns over the treatment of the Pimicikamak Cree by Manitoba Hydro were raised at the Minnesota Public Utilities Commission (MPUC). Although supporters of the Pimicikamak Cree Nation did attempt to persuade the MPUC not to approve our selection of Manitoba Hydro, as mentioned above, following normal hearings, the MPUC approved our selection of Manitoba Hydro as one of the bidders to fill our crucial energy supply needs. In its initial order, subject to rehearing, the MPUC stated, "The Commission finds that proper consideration of the socioeconomic impacts of Manitoba Hydro's current bid does not alter NSP's selection of Manitoba Hydro. Under the unique facts of this case, the Commission deems the socioeconomic impacts of this generation to be adequately internalized by Manitoba Hydro pursuant to the [1977 agreement]." Furthermore, during those very same proceedings, two other First Nations of northern Manitoba, the Nisichawayasihk Cree and the Tataskweyak Cree, indicated that Manitoba Hydro has adequately addressed the socioeconomic impacts of the projects on their members, and these two First Nations supported continued purchases by us from Manitoba Hydro.

    We do agree with the proponents that our power supply has major implications for our company in both today's regulated environment and in a newly restructured electric industry. You only need to look at the problems that have plagued customers and utilities in California to understand the importance of having a sufficient supply of power at economic prices. We believe that our contracts with Manitoba Hydro go a long way toward assuring our customers that we will have that power available. Approval of this proposal could have a serious impact on our customers. If this proposal is adopted, it could force us to go elsewhere to satisfy our power needs, possibly at high prices, possibly with greater environmental impacts, possibly endangering reliability for our customers, and potentially jeopardizing cost recovery from customers.

    CONSEQUENTLY, THE XCEL BOARD AND MANAGEMENT URGE YOU TO VOTE AGAINST THIS PROPOSAL.

XCEL ENERGY INC.
AUDIT COMMITTEE REPORT

    The Xcel Energy Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

    The Committee has six members, each of whom is independent (as defined by the New York Stock Exchange, where the Company's shares are listed). The Committee operates under a written charter, which is reviewed and reassessed annually and approved by the Board of Directors. A copy of this charter is included as Appendix A to this Proxy Statement.

    In fulfilling its oversight responsibilities regarding the 2000 financial statements, the Committee reviewed with management and the Company's independent auditors the audited financial statements contained in the Annual Report. The Committee's review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

    The Committee also reviewed with the Company's independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, such other matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 61. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and received by the Committee.

    The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits for the year 2000. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Xcel Audit Committee held two meetings during 2000. The NSP and NCE Audit Committees held meetings prior to completion of the Merger.

    In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended the selection of the Company's independent auditors for 2001.

Audit Fees

    Arthur Andersen LLP, our independent public accountants, billed an aggregate of $878,000 for their professional services related to our 2000 annual financial statements and review of our quarterly financial statements included in our Form 10-Qs that we filed in 2000.

Financial Information Systems Design and Implementation Fees

    Arthur Andersen LLP billed an aggregate of $657,000 for non-audit professional services during 2000 related to consulting for financial information system design and implementation. In reviewing their selection of Arthur Andersen, the Committee determined that the provision of these services was compatible with maintaining Arthur Andersen's independence.

All Other Fees

    In addition to the fees disclosed in the above two paragraphs, Arthur Andersen LLP billed an aggregate of $7,301,000 for all other professional services rendered during 2000. Of this amount,

$3,374,000 was for consulting related to the Texas utility restructuring issues, $1,065,000 was for assistance related to the Merger, $1,211,000 was for tax planning and compliance services, $845,000 was for review of the system implementation process used by a predecessor company and $806,000 was for other consulting services. The Committee, after review and discussion with Management, determined that the provision of these services was compatible with maintaining Arthur Andersen's independence.

Leased Employees

    In connection with their audit of our 2000 annual financial statements Arthur Andersen's work was performed 100% by full-time, permanent employees of Arthur Andersen.

ROGER R. HEMMINGHAUS, CHAIRMAN	MARGARET R. PRESKA
GIANNANTONIO FERRARI	ALLAN L. SCHUMAN
ALBERT F. MORENO	RODNEY E. SLIFER

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    During 2000, NSP engaged PricewaterhouseCoopers LLP as its independent public accountants. In connection with the Merger, Xcel Energy's management informed PricewaterhouseCoopers LLP that the firm would no longer be engaged as principal independent accountants for the Company. On August 18, 2000, the Audit Committee of Xcel Energy's Board of Directors recommended, and the Xcel Energy Board approved, the decision to change principal independent accountants for the Company for 2000. PricewaterhouseCoopers LLP has been retained as independent accountants for certain of Xcel Energy's non-utility subsidiaries, including NRG Energy, Inc.

    Xcel Energy engaged Arthur Andersen LLP, which had served as the independent public accountants for NCE prior to the Merger, as Xcel Energy's new principal independent accountants as of August 18, 2000. Xcel Energy's Board of Directors has appointed Arthur Andersen LLP as the independent public accountants for the Company for 2001.

    PricewaterhouseCoopers LLP's reports on NSP's financial statements for the fiscal years ended December 31, 1998 and 1999 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

    In connection with its audits for 1998 and 1999 and through August 18, 2000, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the financial statements for such years. During 1998 and 1999 and through August 18, 2000, there were no reportable events (as defined by applicable SEC regulations).

    Representatives of PricewaterhouseCoopers LLP and Arthur Andersen LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. These representatives will be available to respond to appropriate questions from shareholders at the meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under federal securities laws, our directors and executive officers are required to report, within specified monthly and annual due dates, their initial ownership in the Company's securities and subsequent acquisitions, dispositions or other transfers of interest in such securities. We are required to disclose whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. To our knowledge, all of our directors and officers subject to such reporting obligations have satisfied their reporting obligations in full for 2000, except for David E. Ripka, whose initial statement of beneficial ownership of securities was filed late; James J. Howard, Edward J. McIntyre, and Cynthia Lesher, each of whom reported one exercise of stock options late; and Paul E. Anders, Jr., who reported one purchase of common stock late.

QUORUM AND VOTE REQUIRED

    The presence in person or by proxy of the holders of a majority of the voting power of the shares of common stock and cumulative preferred stock issued, outstanding and entitled to vote at a meeting for the transaction of business is required to constitute a quorum. The election of each director shall be decided by plurality vote. As a result, any shares not voted for a director (whether by withholding authority, broker non-vote or otherwise) have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. Approval of the shareholder proposal regarding Manitoba Hydro requires the affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions from voting on these matters are treated as votes against, while broker non-votes are treated as shares not present and entitled to vote.

2002 SHAREHOLDER PROPOSALS

    Any proposal by a shareholder intended to be included in the proxy statement for the annual shareholder meeting in 2002 must be received by the Secretary of the Company at 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota 55402-2023, not later than the close of business on November 15, 2001. Proposals received by that date will be included in the 2002 Proxy Statement if the proposals are proper for consideration at an annual meeting and are required for inclusion in the proxy statement by, and conform to, the rules of the SEC.

    For a proposal not included in the proxy statement to be properly brought before an annual meeting by a shareholder, the Company's Bylaws provide that the Secretary of the Company must receive written notice thereof between December 16, 2001 and January 29, 2002. The notice must contain (i) a description of the proposed business and the reasons for conducting such business at the annual meeting, (ii) the shareholder's name and record address, (iii) the class and number of shares beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.

Other Business

    Management does not know of any business, other than that described herein, that may be presented for action at the Annual Meeting of Shareholders. If any other matters are properly presented at the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

Minneapolis, Minnesota March 15, 2001	By order of the Board of Directors Cathy J. Hart Secretary

Appendix A

XCEL ENERGY INC.
Audit Committee Charter

A.
Authority.  The Audit Committee is granted the authority by the Board of Directors to perform each of the specific duties enumerated in this Committee Charter. The Audit Committee will be provided adequate resources to discharge its responsibilities and will receive staff support from the Audit Services Department. The Audit Committee shall have the authority to retain special legal, accounting, or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or any of its subsidiaries or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

B.
Responsibility.  The Audit Committee is appointed by the Board to assist the Board in fulfilling the Board's oversight responsibilities relating to (1) the integrity of the quarterly and annual financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's internal and external auditors.

  The Audit Committee is the Board of Directors' principal agent in ensuring the independence of the Xcel Companies' independent public accountants, the integrity of management, and the adequacy of disclosures to shareholders. The Audit Committee is the focal point for communications between the Board of Directors, the independent accountants, internal auditing, and management of any Xcel Company regarding matters relating to financial accounting, reporting, and internal control.

  Consistent with the duties and function of the Board generally, the Committee has oversight, not managerial, duties and authorities in discharging its responsibilities. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

  The Audit Committee will, of necessity, rely upon management, the Company's internal audit personnel, and the outside auditors to plan and coordinate the audit, to determine that the Company's financial statements are complete and accurate and to determine that the financial statements are prepared in accordance with generally accepted accounting principles (GAAP). In light of the foregoing, there can be no assurance that the Company's financial statements will necessarily be in accordance with GAAP and not contain any material inaccuracies whether or not the Committee discharges the responsibilities specified in the Charter.

C.
Committee Size and Members' Qualifications.  The Audit Committee shall consist of at least three directors. Each member of the Committee must be independent of management and free from any relationship with the Company that in the judgment of the full Board would interfere with the exercise of independent judgment as a Committee member. In determining independence, the Board will observe the requirements of Rules 303.01 and 303.02 of the New York Stock Exchange Listed Company Manual.

  Each member of the Committee must be financially literate or must become financially literate within a reasonable period of time after appointment to the Committee. The Board will determine, in its business judgment, whether a director meets the financial literacy requirement.

  At least one member of the Committee must have accounting or related financial management expertise, as determined by the Board in its business judgment.

  It is the responsibility of management to identify to each member or prospective member of the Committee those relationships that may affect such member's qualifications to serve on the Committee. It is expected that this will be done pursuant to a written questionnaire to be distributed not less frequently than annually, as well as at the time that a prospective member is first considered for membership on the Committee. It is the responsibility of the full Board, based upon the questionnaire responses and other information deemed relevant by management, to determine the qualifications of any prospective Committee member; a prospective Committee member will have no responsibility in this regard other than responding (to his or her knowledge) to questions specifically directed to him or her.

D.
Specific Duties.  The Audit Committee shall:

  (Financial Reporting)

  1.
  Review and reassess the adequacy of this Charter annually and submit it to the Board for approval.

  2.
  Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements. Review the Form 10-K report to the Securities and Exchange Commission and recommend its approval to the Board of Directors.

  3.
  Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

  4.
  Review the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement which states whether the Audit Committee has:

  •
  reviewed and discussed the audited financial statements with management;

  •
  discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented; and

  •
  received from the auditors disclosures regarding the auditors' independence required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and discussed with the auditors the auditors' independence.

  (Management Reporting)

  5.
  Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

  6.
  Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

  (Independent Auditor/ Performance)

  7.
  Recommend annually to the Board the appointment of the independent auditor. The independent auditor is ultimately accountable to the Board and the Audit Committee, who have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor.

  8.
  Meet with the independent auditor prior to the audit to review the scope and the planning of the audit. Review with the independent auditor new developments in accounting principles and reporting or industry practices that may materially affect any Xcel Company.

  9.
  Annually review the audit and non-audit fees paid to the independent auditor.

  10.
  Receive periodic reports from the independent auditor in the form of a formal written statement delineating all relationships between the auditor and the Company. Discuss with the independent auditor relationships or services that may affect the auditor's objectivity or independence. Recommend that the Board take appropriate action to insure the independence of the auditor if such action is warranted.

  11.
  In coordination with management, evaluate the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

  12.
  Discuss with the independent auditor the following matters related to the conduct of the audit:

  (a)
  the methods used to account for significant unusual transactions;

  (b)
  the effect of significant accounting policies in controversial or emerging areas where there is a lack of authoritative guidance;

  (c)
  the process used by management in formulating sensitive accounting estimates and the basis for the independent auditor's conclusions regarding the reasonableness and quality of those estimates;

  (d)
  disagreements with management over the application of accounting principles, the basis for management's accounting estimates, and the disclosures in the financial statements.

  (Internal Audit / Performance)

  13.
  Review the appointment of the senior internal auditing executive and recommend replacement, if necessary.

  14.
  Review the scope and planning of the annual consolidated audit plan, including adequacy of internal audit department staffing. The consolidated audit plan should include but not be limited to:

  •
  coverage by the internal audit department,

  •
  environmental,

  •
  safety and hygiene,

  •
  health and welfare benefit plans,

  •
  retirement plans and

  •
  corporate foundations

    Review the responsibilities and budget for the internal audit department.

  15.
  Review any significant findings to management prepared by internal audit and management's responses.

  (Periodic Reviews)

  16.
  Review with management, the independent auditor, and the senior internal auditing executive:

  (a)
  Any management letter provided by the independent auditor and management's response to that letter;

    (b)
    Any difficulties encountered in the course of their audit work, including any restrictions on the scope of their work or access to required information; and

    (c)
    Any changes required in the planned scope of audit plans.

  17.
  Meet at least annually with management, the senior internal auditing executive and the independent auditor in separate executive sessions.

E.
Meetings.  The Audit Committee shall meet three times during the calendar year and at such other times as may be requested by its Chairman and make regular reports to the Board.

F.
Meeting Attendance.  A majority of the members of the Audit Committee shall constitute a quorum for transaction of any business at any meetings of the Committee. The Chief Accounting Officer shall be the coordinating officer for the Committee and attend all meetings as appropriate. The Chief Financial Officer, the General Counsel and the senior internal auditing executive shall also attend all meetings as appropriate. Other management representatives shall attend as necessary.

G.
Supporting Materials and Agendas.  The Committee secretary and the Chief Accounting Officer shall prepare the meeting agenda for approval by the Board Chairman and the Committee Chairman. The agenda and all materials to be reviewed at a Committee meeting shall be provided to the Committee members at least five days prior to the meeting date.

2001 ANNUAL MEETING GUIDELINES

   In the interest of an orderly and constructive meeting, the following guidelines will apply for Xcel's Annual Meeting of Shareholders on Wednesday, April 25, 2001 at 10:00 a.m. at the Minneapolis Convention Center, Exhibit Hall 2, 1301 Second Avenue South, Minneapolis, MN.

1.
To gain entrance to the meeting, you must present this admission ticket or evidence of ownership of Xcel stock.

2.
You will be required to pass through a metal detector similar to those at airports. Briefcases, purses and parcels will be examined. The use of cameras or sound recording equipment is prohibited, except those employed by the Company to provide a record of the proceedings.

3.
The business of the meeting is set forth in the Proxy Statement and will be published on an Agenda that you will receive at the meeting. Whether or not you plan to attend the meeting, please sign, date and return the Proxy Card in the envelope provided, or you may vote by telephone or Internet. If you wish to change your vote or have not voted by Proxy, a ballot will be distributed to you at the meeting.

4.
Time has been reserved at the end of the meeting for shareholder questions that relate to the business of the Company. If you want to speak, please go to the nearest microphone, state your name and confirm that you are a shareholder before asking your question. Please direct all questions to the Chairman. Questions from the floor are limited to three minutes to provide an opportunity for as many shareholders as possible.

5.
Although personal grievances and claims are not appropriate subjects for the meeting, you may submit any grievance or claim in writing to any usher or Company Representative, and the Company will respond as soon as possible after the meeting.

6.
The Chairman in his sole discretion shall have authority to conduct the meeting and rule on any questions or procedures that may arise.

Xcel Energy Complimentary Parking Ticket		[MAP]
Parking
Xcel Energy will provide parking at the following ramps:
1.	Plaza Parking Ramp
Enter on 2nd Avenue or 12th Street
2.	Orchestra Hall Parking Ramp
Enter on 11th Street, 12th Street or Marquette
3.	Hilton Parking Ramp
Enter on 2nd Avenue or 11th Street
4.	Leamington Parking Ramp
Enter on 10th Street or 11th Street
Present this card to parking attendant…When entering Plaza Parking Ramp…When exiting other ramps.

Xcel Energy Inc. 800 Nicollet Mall, Suite 3000 Minneapolis, MN 55402-2023		proxy

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF XCEL ENERGY INC.

I appoint Edward J. McIntyre, Gary R. Johnson, and Cathy J. Hart, or any of them, each with full power of substitution, to represent and vote the shares of stock which I have power to vote at the Annual Meeting of Shareholders on Wednesday, April 25, 2001 at 10:00 a.m., and any adjournments thereof, in accordance with the instructions on the reverse side of this card.

If you want, you can indicate your vote and this Proxy will be voted as indicated. If no markings are made, this Proxy will be voted "FOR" Item 1 and "AGAINST" Item 2.

See reverse for voting instructions.

XCEL ENERGY INC. 800 Nicollet Mall, Suite 3000, Minneapolis, MN 55402-2023	ANNUAL MEETING ADMISSION TICKET

Admission ticket for Xcel Energy Inc. Annual Meeting of Shareholders, April 25, 2001, at 10:00 a.m. at the Minneapolis Convention Center, Exhibit Hall 2, 1301 Second Avenue South, Minneapolis, MN. Refreshments will be served from 8:45 a.m. - 9:45 a.m.

Admission
Ticket

Please present this ticket for admittance of shareholder(s) named above.
Admittance will be based upon availability of seating.

THERE ARE THREE WAYS TO VOTE YOUR PROXY
Your telephone or Internet vote authorizes the Named Proxies to vote your shares
in the same manner as if you marked, signed and returned your proxy card.	COMPANY #
CONTROL #

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE
  •
  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) on April 24, 2001.

  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

  •
  Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/xel/ — QUICK *** EASY *** IMMEDIATE

  •
  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) on April 24, 2001.

  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Xcel Energy Inc. c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

\/ Please detach here \/

The Board of Directors Recommends a Vote FOR Item 1 and AGAINST Item 2.

1. Election of directors:	01 David A. Christensen 02 Albert F. Moreno 03 Margaret R. Preska	04 Rodney E. Slifer 05 W. Thomas Stephens	/ / Vote FOR all nominees (except as marked)	/ / Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
The Board of Directors recommends a vote AGAINST Item 2.
2. A shareholder proposal entitled, "A Resolution Concerning Xcel Energy's Corporate Practices."	/ / For	/ / Against	/ / Abstain
3. To transact such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEM #1 AND AGAINST ITEM #2.

Address Change? Mark Box / / Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

2001 ANNUAL MEETING GUIDELINES

   In the interest of an orderly and constructive meeting, the following guidelines will apply for Xcel's Annual Meeting of Shareholders on Wednesday, April 25, 2001 at 10:00 a.m. at the Minneapolis Convention Center, Exhibit Hall 2, 1301 Second Avenue South, Minneapolis, MN.

1.
To gain entrance to the meeting, you must present this admission ticket or evidence of ownership of Xcel stock.

2.
You will be required to pass through a metal detector similar to those at airports. Briefcases, purses and parcels will be examined. The use of cameras or sound recording equipment is prohibited, except those employed by the Company to provide a record of the proceedings.

3.
The business of the meeting is set forth in the Proxy Statement and will be published on an Agenda that you will receive at the meeting. Whether or not you plan to attend the meeting, please sign, date and return the Voting Directive in the envelope provided, or you may vote by telephone or Internet. If you wish to change your vote or have not voted by Proxy, a ballot will be distributed to you at the meeting.

4.
Time has been reserved at the end of the meeting for shareholder questions that relate to the business of the Company. If you want to speak, please go to the nearest microphone, state your name and confirm that you are a shareholder before asking your question. Please direct all questions to the Chairman. Questions from the floor are limited to three minutes to provide an opportunity for as many shareholders as possible.

5.
Although personal grievances and claims are not appropriate subjects for the meeting, you may submit any grievance or claim in writing to any usher or Company Representative, and the Company will respond as soon as possible after the meeting.

6.
The Chairman in his sole discretion shall have authority to conduct the meeting and rule on any questions or procedures that may arise.

Xcel Energy Complimentary Parking Ticket		[MAP]
Parking
Xcel Energy will provide parking at the following ramps:
1.	Plaza Parking Ramp
Enter on 2nd Avenue or 12th Street
2.	Orchestra Hall Parking Ramp
Enter on 11th Street, 12th Street or Marquette
3.	Hilton Parking Ramp
Enter on 2nd Avenue or 11th Street
4.	Leamington Parking Ramp
Enter on 10th Street or 11th Street
Present this card to parking attendant... When entering Plaza Parking Ramp... When exiting other ramps.

Xcel Energy Inc. 800 Nicollet Mall, Suite 3000 Minneapolis, MN 55402-2023		ESOP Voting Directive

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF XCEL ENERGY INC.

I appoint the Trustee of the Xcel Energy Inc. Employee Stock Ownership Plan to vote the common stock shares allocated to my Account, either directly or by designation of proxies, at the Annual Meeting of Shareholders on Wednesday, April 25, 2001 at 10:00 a.m., and any adjournments thereof, as follows.

If you want, you can indicate your vote and your Directive will be voted as indicated. Be sure to follow the instructions on the reverse side for marking your Directive to assure that your vote is counted. If no markings are made, your Directive will be voted "FOR" Item 1 and "AGAINST" Item 2.

See reverse for voting instructions.

ESOP Voting Directive XCEL ENERGY INC. 800 Nicollet Mall, Suite 3000, Minneapolis, MN 55402-2023	ANNUAL MEETING ADMISSION TICKET

Admission ticket for Xcel Energy Inc. Annual Meeting of Shareholders, April 25, 2001, at 10:00 a.m. at the Minneapolis Convention Center, Exhibit Hall 2, 1301 Second Avenue South, Minneapolis, MN. Refreshments will be served from 8:45 a.m. - 9:45 a.m.

Admission
Ticket

Please present this ticket for admittance of shareholder(s) named above.
Admittance will be based upon availability of seating.

THERE ARE THREE WAYS TO VOTE YOUR PROXY
Your telephone or Internet vote authorizes the Named Proxies to vote your shares
in the same manner as if you marked, signed and returned your Voting Directive.	COMPANY #
CONTROL #

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE
  •
  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) on April 24, 2001.

  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

  •
  Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/xel/ — QUICK *** EASY *** IMMEDIATE

  •
  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) on April 24, 2001.

  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your Voting Directive and return it in the postage-paid envelope we've provided or return it to Xcel Energy Inc. c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Voting Directive

\/ Please detach here \/

ESOP Voting
 Directive

The Board of Directors Recommends a Vote FOR Item 1 and AGAINST Item 2.

1. Election of directors:	01 David A. Christensen 02 Albert F. Moreno 03 Margaret R. Preska	04 Rodney E. Slifer 05 W. Thomas Stephens	/ / Vote FOR all nominees (except as marked)	/ / Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
The Board of Directors recommends a vote AGAINST Item 2.
2. A shareholder proposal entitled, "A Resolution Concerning Xcel Energy's Corporate Practices."	/ / For	/ / Against	/ / Abstain
3. To transact such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEM #1 AND AGAINST ITEM #2.

Address Change? Mark Box / / Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appear on this Directive.

2001 ANNUAL MEETING GUIDELINES

   In the interest of an orderly and constructive meeting, the following guidelines will apply for Xcel's Annual Meeting of Shareholders on Wednesday, April 25, 2001 at 10:00 a.m. at the Minneapolis Convention Center, Exhibit Hall 2, 1301 Second Avenue South, Minneapolis, MN.

1.
To gain entrance to the meeting, you must present this admission ticket or evidence of ownership of Xcel stock.

2.
You will be required to pass through a metal detector similar to those at airports. Briefcases, purses and parcels will be examined. The use of cameras or sound recording equipment is prohibited, except those employed by the Company to provide a record of the proceedings.

3.
The business of the meeting is set forth in the Proxy Statement and will be published on an Agenda that you will receive at the meeting. Whether or not you plan to attend the meeting, please sign, date and return the Proxy Card in the envelope provided, or you may vote by telephone or Internet. If you wish to change your vote or have not voted by Proxy, a ballot will be distributed to you at the meeting.

4.
Time has been reserved at the end of the meeting for shareholder questions that relate to the business of the Company. If you want to speak, please go to the nearest microphone, state your name and confirm that you are a shareholder before asking your question. Please direct all questions to the Chairman. Questions from the floor are limited to three minutes to provide an opportunity for as many shareholders as possible.

5.
Although personal grievances and claims are not appropriate subjects for the meeting, you may submit any grievance or claim in writing to any usher or Company Representative, and the Company will respond as soon as possible after the meeting.

6.
The Chairman in his sole discretion shall have authority to conduct the meeting and rule on any questions or procedures that may arise.

Xcel Energy Complimentary Parking Ticket		[MAP]
Parking
Xcel Energy will provide parking at the following ramps:
1.	Plaza Parking Ramp
Enter on 2nd Avenue or 12th Street
2.	Orchestra Hall Parking Ramp
Enter on 11th Street, 12th Street or Marquette
3.	Hilton Parking Ramp
Enter on 2nd Avenue or 11th Street
4.	Leamington Parking Ramp
Enter on 10th Street or 11th Street
Present this card to parking attendant…When entering Plaza Parking Ramp…When exiting other ramps.

Xcel Energy Inc. 800 Nicollet Mall, Suite 3000 Minneapolis, MN 55402-2023		proxy

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF XCEL ENERGY INC.

This card constitutes your voting instructions for shares held of record in the New Century Energies, Inc. Employees' Savings and Stock Ownership Plan for non-bargaining unit employees, the New Century Energies, Inc. Employee Investment Plan for bargaining unit employees and former non-bargaining unit employees and the New Century Energies, Inc. Employees Savings and Stock Ownership Plan for bargaining unit employees and former non-bargaining unit employees and participating subsidiary companies ("plans") and the undersigned hereby authorizes the trustees of these plans to vote the undersigned shares held in their accounts.

See reverse for voting instructions.

XCEL ENERGY INC. 800 Nicollet Mall, Suite 3000, Minneapolis, MN 55402-2023	ANNUAL MEETING ADMISSION TICKET

Admission ticket for Xcel Energy Inc. Annual Meeting of Shareholders, April 25, 2001, at 10:00 a.m. at the Minneapolis Convention Center, Exhibit Hall 2, 1301 Second Avenue South, Minneapolis, MN. Refreshments will be served from 8:45 a.m. - 9:45 a.m.

Admission
Ticket

Please present this ticket for admittance of shareholder(s) named above.
Admittance will be based upon availability of seating.

THERE ARE THREE WAYS TO VOTE YOUR PROXY
Your telephone or Internet vote authorizes the Named Proxies to vote your shares
in the same manner as if you marked, signed and returned your proxy card.	COMPANY #
CONTROL #

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE
  •
  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) on April 24, 2001.

  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

  •
  Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/xel/ — QUICK *** EASY *** IMMEDIATE

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  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) on April 24, 2001.

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  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Xcel Energy Inc. c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

\/ Please detach here \/

The Board of Directors Recommends a Vote FOR Item 1 and AGAINST Item 2.

1. Election of directors:	01 David A. Christensen 02 Albert F. Moreno 03 Margaret R. Preska	04 Rodney E. Slifer 05 W. Thomas Stephens	/ / Vote FOR all nominees (except as marked)	/ / Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
The Board of Directors recommends a vote AGAINST Item 2.
2. A shareholder proposal entitled, "A Resolution Concerning Xcel Energy's Corporate Practices."	/ / For	/ / Against	/ / Abstain
3. To transact such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEM #1 AND AGAINST ITEM #2.

Address Change? Mark Box / / Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy.

QuickLinks

XCEL ENERGY INC. (a Minnesota Corporation)
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PLEASE REMEMBER TO VOTE YOUR PROXY
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Information Concerning the Board of Directors
Share Ownership of Directors, Nominees and Named Executive Officers
COMPENSATION OF EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
OPTIONS AND STOCK APPRECIATION RIGHTS (SARs)
XCEL ENERGY INC. COMPENSATION AND NOMINATING COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Pension Plan Table
Total Shareholder Return Comparison
Employment Agreements and Severance Arrangements
PROPOSAL NO. 2 — PROPOSAL TO APPROVE RESOLUTION CONCERNING XCEL ENERGY'S CORPORATE PRACTICES
XCEL ENERGY INC. AUDIT COMMITTEE REPORT
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
QUORUM AND VOTE REQUIRED
2002 SHAREHOLDER PROPOSALS
Other Business
XCEL ENERGY INC. Audit Committee Charter
2001 ANNUAL MEETING GUIDELINES
2001 ANNUAL MEETING GUIDELINES